Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-149915

PROSPECTUS

$80,000,000 Aggregate Principal Amount of 11.75% Convertible Senior Notes due 2027
and the Shares of Common Stock Issuable upon Conversion of the Notes

On August 29, 2007, we issued $60,000,000 in aggregate principal amount of 11.75% senior convertible notes due 2027 (the ‘‘notes’’’) in a private offering. Pursuant to the exercise of an option granted to the initial purchasers, on September 10, 2007, we issued an additional $20,000,000 in aggregate principal amount of the notes. This prospectus relates to the resale by various selling securityholders of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from these resales.

The notes bear interest at a rate of 11.75% per annum. Interest is payable on the notes on September 1 and March 1 of each year, beginning on March 1, 2008. The notes mature on September 1, 2027 unless earlier converted, redeemed or repurchased by us. Holders may require us to repurchase some or all of their notes on September 1, 2012, September 1, 2017 and September 1, 2022, and at any time following certain fundamental change transactions as described in this prospectus. We may redeem the notes for cash in whole or in part at any time on or after September 1, 2012, or earlier if necessary to preserve our status as a REIT, at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest (including additional amounts, if any).

Holders may convert their notes into cash and shares of our common stock, if any, at an initial conversion rate of 92.7085 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $10.79 per share), subject to adjustment upon certain events, under the following circumstances: (1) during specified periods, if the price of our common stock reaches specified thresholds described in this prospectus; (2) if the trading price of the notes is below a specified threshold; (3) at any time on or after April 1, 2027; (4) upon the occurrence of certain corporate transactions described in this prospectus; or (5) in the case of notes called for redemption, at any time prior to the close of business on the business day prior to the redemption date.

Upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation and shares of our common stock in respect of the remainder, if any, of our conversion obligation (unless we have elected to deliver only shares of our common stock). If certain fundamental change transactions occur prior to September 1, 2012, we will increase the conversion rate for any notes converted in connection with those fundamental changes by a number of additional shares of common stock. For a more detailed description of the notes, see ‘‘Description of Notes’’ beginning on page 23.

Our common stock is listed on The New York Stock Exchange under the symbol ‘‘AHR.’’ The closing sale price of our common stock on The New York Stock Exchange on April 15, 2008 was $7.19 per share. The notes are not listed on any securities exchange or included in any automatic quotation system.

Investing in the notes or our common stock issuable upon conversion of the notes involves risks that are described in the ‘‘Risk Factors’’ section of this prospectus beginning on page 6 and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission, or SEC.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 16, 2008

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ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

The SEC allows us to ‘‘incorporate by reference’’ documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and until the selling securityholders named herein have sold all of the notes to which this prospectus relates.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed on March 13, 2008;

•	Our Current Reports on Form 8-K filed on January 31, 2008, February 21, 2008, March 4, 2008, March 7, 2008 and April 16, 2008; and

•	The description of our common stock included in our registration statement on Form 8-A, filed on March 9, 1998.

These documents are available at http://www.sec.gov.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Anthracite Capital, Inc.
40 East 52nd Street
New York, New York 10022
Telephone: (212) 810-3333

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as ‘‘trend,’’ ‘‘opportunity,’’ ‘‘pipeline,’’ ‘‘believe,’’ ‘‘comfortable,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘current,’’ ‘‘intention,’’ ‘‘estimate,’’ ‘‘position,’’ ‘‘assume,’’ ‘‘potential,’’ ‘‘outlook,’’ ‘‘continue,’’ ‘‘remain,’’ ‘‘maintain,’’ ‘‘sustain,’’ ‘‘seek,’’ ‘‘achieve’’ and similar expressions, or future or conditional verbs such as ‘‘will,’’ ‘‘would,’’ ‘‘should,’’ ‘‘could,’’ ‘‘may’’ or similar expressions. We caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results could differ materially from those anticipated in forward-looking statements, and future results could differ materially from historical performance.

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In addition to factors previously disclosed in our SEC reports and those identified elsewhere in this prospectus, the following factors, among others, could cause actual results to differ materially from those anticipated in forward-looking statements or historical performance:

1.	the introduction, withdrawal, success and timing of business initiatives and strategies;

2.	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

3.	the relative and absolute investment performance and operations of BlackRock Financial Management, Inc., our manager;

4.	the impact of increased competition;

5.	the impact of future acquisitions and divestitures;

6.	the unfavorable resolution of legal proceedings;

7.	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or our manager;

8.	terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries and us;

9.	the ability of our manager to attract and retain highly talented professionals;

10.	fluctuations in foreign currency exchange rates; and

11.	the impact of changes to tax legislation and, generally, our tax position.

Our Annual Report on Form 10-K for the year ended December 31, 2007 and our subsequent reports filed with the SEC, accessible on the SEC’s website at http://www.sec.gov, identify additional factors that can affect forward-looking statements.

Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws and the rules and the regulations of the SEC, we do not undertake, and specifically disclaim any obligation, to release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not include all of the information you should consider before deciding to purchase any notes or shares of common stock in this offering. Please review this entire prospectus and the documents incorporated by reference herein, including the risk factors discussed below, before you to decide to purchase any notes or shares of common stock issuable upon conversion of the notes. In this prospectus, unless otherwise indicated, ‘‘Anthracite,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer to Anthracite Capital, Inc. and its subsidiaries.

Anthracite Capital, Inc.

We are a specialty finance company that invests in commercial real estate assets on a global basis. We seek to generate income from the spread between the interest income, gains and net operating income on our commercial real estate assets and the interest expense from borrowings to finance our investments. Our primary activities are investing in high yielding commercial real estate debt and equity. We combine traditional real estate underwriting and capital markets expertise to maximize the opportunities arising from the continuing integration of these two disciplines. We focus on acquiring pools of performing loans in the form of commercial mortgage-backed securities (‘‘CMBS’’), issuing secured debt backed by CMBS and providing strategic capital for the commercial real estate industry in the form of mezzanine loan financing. We also began investing in diversified portfolios of commercial real estate in the United States during December 2005.

Our primary investment activities are conducted in three investment sectors: (i) commercial real estate securities, (ii) commercial real estate loans and (iii) commercial real estate equity. The commercial real estate securities portfolio provides diversification and high yields that are adjusted for anticipated losses over a period of time (typically, a ten-year weighted average life) and can be financed through the issuance of secured debt that matches the life of the investment. Commercial real estate loans and equity provide attractive risk adjusted returns over shorter periods of time through strategic investments in specific property types or regions.

We are a Maryland corporation, managed by BlackRock Financial Management, Inc., or the manager, a subsidiary of BlackRock, Inc., or BlackRock. The manager provides an operating platform that incorporates significant asset origination, risk management and operational capabilities. We commenced operations on March 24, 1998. We are organized and conduct our operations in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.  We have adopted compliance guidelines, including restrictions on acquiring, holding, and selling assets, to ensure that we meet the requirements for qualification as a REIT.  Our charter also contains restrictions on ownership of our common stock to assist us in maintaining our qualification as a REIT.  See ‘‘Federal Income Tax Considerations’’ and ‘‘Risk Factors.’’

Our principal executive offices are located at 40 East 52nd Street, New York, New York 10022, and our telephone number is (212) 810-3333. Our website is http://www.anthracitecapital.com. The information on our website is not considered part of this prospectus. Copies of the documents referred to in this prospectus and all documents incorporated by reference herein (other than the exhibits to such documents unless the exhibits are specifically incorporated herein by reference in the documents that this prospectus incorporate by reference) may be obtained without charge upon written or oral request to Anthracite Capital, Inc. at the address and telephone number under ‘‘Additional Information.’’

About the Manager

BlackRock is one of the world’s largest publicly traded (NYSE:BLK) investment management firms. As of December 31, 2007, its assets under management were approximately $1.357 trillion. BlackRock manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. Merrill Lynch & Co., Inc., or Merrill Lynch, has an approximate 45.15% stake in BlackRock’s equity while The PNC Financial Services Group, Inc., or PNC, has an approximate 35.5% stake. The remaining approximate 19% is held by BlackRock employees and the public. We may transact business, including the purchase of mortgage pools, with either Merrill Lynch or PNC.

The Notes

The summary below highlights information contained elsewhere in this prospectus. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and the common stock issuable upon conversion of the notes, see the section entitled ‘‘Description of Notes’’ and ‘‘Description of Capital Stock’’ in this prospectus. As used in this section, references to the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer only to Anthracite Capital, Inc. and do not include its subsidiaries.

Issuer	Anthracite Capital, Inc.

Notes Offered	$80,000,000 aggregate principal amount of 11.75% Convertible Senior Notes due 2027.

Maturity	September 1, 2027, unless earlier converted, redeemed or repurchased.

Ranking	The notes are our general unsecured obligations and rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries and are effectively subordinated to our existing and future secured indebtedness.

As of December 31, 2007,

•	we had $242.5 million of senior, unsecured indebtedness (including $80.0 million aggregate principal amount of the notes originally issued in private placements on August 29, 2007 and September 10, 2007);

•	we had $3.8 billion of secured indebtedness and had approximately $300.8 million of secured debt that could be incurred under our secured credit facilities; and

•	our subsidiaries had $3.7 billion of indebtedness and other liabilities, including trade and other payables but excluding intercompany amounts.

Interest	The notes bear interest at an annual rate of 11.75%. Interest on the notes is payable semi-annually in arrears on September 1 and March 1 of each year, beginning March 1, 2008.

Conversion Rights	Holders may convert their notes into cash and shares of our common stock, if any, at an initial conversion rate of 92.7085 shares per $1,000 principal amount of notes (equal to an initial conversion price of approximately $10.79 per share) subject to adjustments upon certain events. The notes are convertible, prior to the close of business on the business day immediately preceding the stated maturity, only under the following circumstances:

•	during any fiscal quarter commencing after the fiscal quarter ending September 30, 2007 if the closing sale price per share of our common stock is greater than 130% of the applicable conversion price for at least 20 trading days in the 30-consecutive-trading-day period ending on the last trading day of the preceding fiscal quarter;

•	during the five-business-day-period following any five-consecutive-trading-day period in which the trading price of the notes for each day of such period was less than 98% of the product of the closing sale price per share of our common stock and the conversion rate in effect for the notes on each such day;

•	in the case of notes called for redemption, at any time prior to the close of business one business day prior to the redemption date for the notes;

•	at any time on or after April 1, 2027 until the close of business on the business day immediately preceding the stated maturity; or

•	upon the occurrence of specified corporate transactions described under ‘‘Description of Notes — Conversion Rights — Conversion upon Specified Corporate Transactions.’’

The initial conversion rate will be adjusted for certain events, but it will not be adjusted for accrued interest (or additional amounts, if any). Holders will not receive any cash payment or additional shares representing accrued and unpaid interest (or additional amounts, if any) upon conversion of a note, except in limited circumstances. Instead, interest (including additional amounts, if any) will be deemed paid by the cash and common stock, if any, delivered to such holder upon conversion.

Upon a surrender of notes for conversion, we will deliver:

•	cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation; and

•	shares of our common stock in respect of the remainder, if any, of our conversion obligation as described under ‘‘Description of Notes — Conversion Rights — Payment upon Conversion,’’ unless we have elected to satisfy our obligation upon such conversion by delivering only shares of our common stock as described under ‘‘Description of Notes — Conversion Rights — Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock.’’

If a holder elects to convert its notes in connection with certain fundamental change transactions described below under ‘‘Description of Notes — Conversion Rights — Make-Whole Amount’’ prior to September 1, 2012, we will increase the conversion rate by a number of additional shares of common stock as described under ‘‘Description of Notes — Conversion Rights — Make-Whole Amount.’’

Redemption	We will have the right to redeem the notes for cash in whole or in part, at any time or from time to time, (i) on or after September 1, 2012, or (ii) to preserve our status as a REIT, at 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest (including additional amounts, if any) as described under ‘‘Description of Notes — Redemption at Our Option.’’

Repurchase at the Option of the Holder	Holders have the right to require us to repurchase their notes, in whole or in part, on September 1, 2012, September 1, 2017 and September 1, 2022 for a cash price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional amounts, if any) as described under ‘‘Description of Notes — Repurchase Rights.’’

Repurchase upon Fundamental Change	If we undergo certain fundamental change transactions, holders have the right, subject to certain conditions, to require us to repurchase their notes for cash, in whole or in part, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including additional amounts, if any) as described under ‘‘Description of Notes — Repurchase of Notes by Us at Option of Holder upon a Fundamental Change’’ (which includes the definition of the term ‘‘fundamental change’’).

Ownership Limit	In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the ‘‘Internal Revenue Code’’ or the ‘‘Code’’), more than 9.8% of the value of our outstanding capital stock, subject to certain exceptions. Notwithstanding any other provision of the notes, no holder of notes is entitled to convert such notes for our common stock to the extent that receipt of our common stock would cause the holder (together with the holder’s affiliates) to exceed the ownership limit contained in our charter. See ‘‘Federal Income Tax Considerations’’ and ‘‘Risk Factors — Restrictions on ownership of our common stock may inhibit market activity.’’

Trading	The notes issued in the initial private placements have been eligible for trading in the PORTALsm Market. However, the notes resold and shares of our common stock issued pursuant to this prospectus will no longer be eligible for trading in the PORTALsm Market. We do not intend to list the notes on any securities exchange.

NYSE Symbol for Our Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol ‘‘AHR.’’

Use of Proceeds	The selling securityholders will receive all the proceeds from the sale under this prospectus of the notes and common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

Trust, Paying Agent and Conversion Agent	Wells Fargo Bank, N.A.

Book-Entry Form	The notes were issued in fully registered book-entry form and are represented by a permanent fully registered global note without coupons deposited with the trustee, as custodian for the Depository Trust Company, or DTC. Beneficial interests in any of the notes are shown on, and transfers thereof will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated notes except in limited circumstances. See ‘‘Description of Notes — Book-Entry Delivery and Settlement.’’

Risk Factors	You should carefully consider the information set forth under the heading ‘‘Risk Factors’’ in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the notes or the common stock into which the notes, in certain circumstances, are convertible.

RISK FACTORS

An investment in our notes and the common stock issuable upon conversion of the notes involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus and other documents that are incorporated by reference into this prospectus, including the section entitled ‘‘Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007, before making a decision to invest in the notes and the common stock into which the notes, in certain circumstances, are convertible.

Risks Related to the Notes and Our Common Stock

An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of holders’ notes.

We issued the notes on August 23, 2007 and September 10, 2007 to Banc of America Securities LLC and Deutsche Bank Securities Inc., which we refer to as the ‘‘initial purchasers,’’ in a private placement. The initial purchasers then sold the notes to persons reasonably believed by the initial purchasers to be ‘‘qualified institutional buyers,’’ as defined by Rule 144A under the Securities Act. Prior to this offering there was no trading market for the notes. The notes are not listed and we have no plans to list the notes on any securities exchange. Although the notes initially sold to qualified institutional buyers are eligible for trading in the PORTALsm Market, any notes resold pursuant to this prospectus will no longer be eligible for trading in the PORTALsm Market. The initial purchasers are not obligated to make a market in the notes. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected.

The liquidity of the trading market for the notes, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of your notes.

Upon the occurrence of a fundamental change, and on September 1, 2012, September 1, 2017, and September 1, 2022, you will have the right to require us to repurchase your notes at a price in cash equal to 100% of the principal amount of the notes you have selected to be repurchased plus accrued and unpaid interest, if any, to, but not including, the repurchase date. In addition, upon a conversion, we may be required to make a cash payment to you unless we have elected to satisfy our obligation upon such conversion by delivering only shares of our common stock as described under ‘‘Description of Notes — Conversion Rights — Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock.’’ In the event that we experience a fundamental change that results in us having to repurchase the notes or upon the exercise of your option to require us to repurchase the notes, or upon your conversion of the notes, we may not have sufficient financial resources to satisfy all of our obligations under the notes and our other indebtedness. If any arrangement or agreement governing our indebtedness prohibits us from repurchasing or converting the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase or convert the notes or attempt to refinance the borrowings that contain the prohibitions. If we did not obtain the necessary consents or refinance such borrowings, we would not be able to repurchase or convert the notes.

Additionally, we derive our operating income, in part, from our subsidiaries. An important source of cash to repurchase the notes or to pay you cash upon conversion of your notes would be cash distributions, dividends and other payments from our subsidiaries. The payment of dividends by our subsidiaries is subject to the declaration of dividends by those subsidiaries’ boards, and our subsidiaries are not obligated to pay dividends. Our subsidiaries’ ability to make such payments may also be restricted by, among other things, applicable laws and regulations and current and future credit agreements into which our subsidiaries may enter. In any of the situations described above, or otherwise, our failure to make the fundamental change offer, to pay the fundamental change repurchase price when due, to make payments upon the exercise of a holder’s option to require us to repurchase the notes or to pay cash to a holder upon its conversion of notes, would result in a default under the indenture governing the notes.

A change of control may not constitute a fundamental change for purposes of the notes.

The term ‘‘fundamental change’’ is limited to certain specified transactions and may not include other events that might adversely affect our financial condition or the market value of the notes or our common stock. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. Furthermore, the fundamental change provisions, including the provision requiring an increase to the conversion rate for conversions in connection with certain fundamental changes, may in certain circumstances make more difficult or discourage a takeover of our company and the removal of incumbent management.

On conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

The settlement amount that you will receive on conversion of your notes is in part determined by the volume weighted average price of our common stock on each of the 20 consecutive trading days beginning, subject to certain exceptions, on a specified trading day immediately following the day you have tendered your notes for conversion and complied with the other requirements to convert them. Accordingly, if the price of our common stock decreases after that day, the settlement amount you will receive may be adversely affected.

The market price of the notes could be significantly affected by the market price of our common stock.

We expect that the market price of the notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities. The market price of our common stock likely will continue to fluctuate in response to factors including the following:

•	the other risk factors described in or incorporated by reference into this prospectus;

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances of common stock;

•	general economic conditions; and

•	our financial condition, performance and prospects, including our ability or inability to meet analyst expectations.

Most of these factors are beyond our control. In addition, the stock markets in general, including The New York Stock Exchange, have experienced price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and our common stock.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the issuance of common stock upon conversion of the notes or the vesting of restricted stock or options, could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. In addition, the existence of the notes also may encourage short selling by market participants because the conversion of the notes could depress our common stock price.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Restrictions on ownership of our common stock may inhibit market activity.

In order for us to meet the requirements for qualification as a REIT at all times, our charter prohibits any person from acquiring or holding, directly or indirectly, shares of capital stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class of our capital stock. Our charter further prohibits (i) any person from beneficially or constructively owning shares of capital stock that would result in our being ‘‘closely held’’ under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT, and (ii) any person from transferring shares of capital stock if such transfer would result in shares of capital stock being beneficially owned by fewer than 100 persons. If any transfer of shares of capital stock occurs which, if effective, would result in a violation of one or more ownership limitations, then that number of shares of capital stock, the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) shall be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee may not acquire any rights in such shares; provided, however, that if any transfer occurs which, if effective, would result in shares of capital stock being owned by fewer than 100 persons, then the transfer shall be null and void and the intended transferee shall acquire no rights to the stock. Subject to certain limitations, our board of directors may waive the limitations for certain investors.

Our authorized capital stock includes preferred stock issuable in one or more series. The issuance of preferred stock could have the effect of making an attempt to gain control of us more difficult by means of a merger, tender offer, proxy contest or otherwise. The currently outstanding preferred stock has a preference on dividend payments that could affect our ability to make dividend distributions to the common stockholders.

The provisions of our charter or relevant Maryland law may inhibit market activity and the resulting opportunity for the holders of our common stock to receive a premium for their common stock that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our common stock.

Material provisions of the Maryland General Corporation Law (‘‘MGCL’’), including those relating to ‘‘business combinations’’ and a ‘‘control share acquisition,’’ and of our charter and bylaws may also have the effect of delaying, deterring or preventing a takeover attempt or other change in control of us that would be beneficial to stockholders and might otherwise result in a premium over then prevailing market prices. Although our bylaws contain a provision exempting the acquisition of our common stock by any person from the control share acquisition statute, there can be no assurance that such provision will not be amended or eliminated at any time in the future.

Upon conversion of the notes, converting holders will receive shares or a combination of cash and shares of our common stock. Therefore, holders of the notes may receive no shares of our common stock or fewer shares than they may expect.

To satisfy our conversion obligation to holders, for each $1,000 principal amount of notes, a holder will receive a settlement amount equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the conversion reference period. The settlement amount will be paid in common stock or a combination of cash or common stock, at our option. Accordingly, upon conversion of a note, holders may not receive any shares of common stock, or they might receive fewer shares of common stock than they may expect.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when you tender your notes for conversion and comply with the other requirements to convert them (the ‘‘conversion date’’) and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that result from such amendment. Similarly, if we declare a dividend, you will only be entitled to the conversion rate adjustment, if any, provided for under ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments.’’

The conversion rate of the notes may not be adjusted for all dilutive events, which may adversely affect the trading price of the notes.

The conversion rate of the notes is subject to adjustment for certain events, including the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, certain cash dividends and certain issuer tender or exchange offers as described under ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments.’’ However, the conversion rate will not be adjusted for other events, such as certain exchange offers or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and the event may not result in an adjustment to the conversion rate.

Our subsidiaries may not be able to make payments to us, which could cause us to be unable to service our indebtedness, including the notes.

We derive our operating income, in part, from our subsidiaries. An important source of cash to pay principal and interest on our indebtedness, including the notes, is from cash distributions, dividends and other payments from our subsidiaries. The payment of dividends by our subsidiaries is subject to the declaration of dividends by those subsidiaries’ boards, and our subsidiaries are not obligated to pay dividends. Our subsidiaries’ ability to make such payments may also be restricted by, among other things, applicable laws and regulations and current and future credit agreements into which our subsidiaries may enter.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our common stock.

We have not requested a rating of the notes from any rating agency, the notes are not currently rated to our knowledge and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.

The adjustment to increase the conversion rate for notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such fundamental change and may not be enforceable.

If a fundamental change occurs on or prior to September 1, 2012, we may be required to increase the conversion rate for any notes converted in connection with such fundamental change. The extent to which the conversion rate will be increased will be based on the date on which the fundamental change becomes effective and the price paid, or deemed to be paid, in respect of a share of our common stock in the fundamental change as described under ‘‘Description of Notes — Conversion upon Specified Corporate Transactions — Fundamental Change Transactions.’’ While this adjustment is designed to compensate you for the lost option time value of your notes as a result of a fundamental change, the adjustment is only an approximation of such lost value and may not adequately compensate you for such loss.

You should consider the United States federal income tax consequences of owning the notes.

Investors should be aware that the conversion of notes into a combination of cash and shares of our common stock will be taxable at the time of such conversion (or subject to alternative treatment different from that of conventional convertible debt instruments). These consequences may be materially different from the consequences that may be expected by investors in considering other convertible debt investments. Investors considering the purchase of notes are urged to consult with their own tax advisors concerning such consequences and the potential impact in their particular circumstances. The material United States federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading ‘‘Federal Income Tax Considerations.’’

The contingent conversion features of the notes could result in your receiving less than the value of the common stock upon which the settlement amount would otherwise be based.

Except during the six months prior to the maturity date of the notes, the notes are convertible only if specified conditions are met. If the specific conditions for conversion are not met prior to September 1, 2012, you may not be able to receive the settlement amount prior to such date. Therefore, you may not be able to realize the appreciation, if any, in the value of our common stock after the issuance of the notes in this offering and prior to such date.

The notes contain restrictive covenants, and there is limited protection in the event of a fundamental change.

The indenture under which the notes were issued contains restrictive covenants that will not protect you from several kinds of transactions that may adversely affect you. Neither the indenture nor the terms of the notes restrict us from incurring additional debt, including senior debt or secured debt. In addition, the limited covenants contained in the indenture do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. The indenture also does not impose any limitation on the incurrence by our subsidiaries of any indebtedness or on our ability to transfer our assets and property among our subsidiaries. Moreover, the right of each holder to require us to repurchase for cash all or part of that holder’s notes in a ‘‘fundamental change’’ is limited to the transactions specified in the definition of a ‘‘fundamental change’’ under ‘‘Description of Notes — Repurchase of Notes by Us at Option of Holder upon a Fundamental Change.’’ Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a ‘‘fundamental change.’’

The notes are unsecured and, therefore, are effectively subordinated to any secured indebtedness that we may incur in the future.

The notes are our senior unsecured obligations and are not be secured by any of our assets. Holders of our secured obligations, including obligations under our credit facilities, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of certain subsidiaries will be available to pay obligations on the notes only after holders of our senior secured debt have been paid the value of the assets securing such debt. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

The notes are structurally subordinated to all liabilities of our current and future subsidiaries.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. This subordination could adversely affect our ability to pay our obligations on the notes. As of December 31, 2007, our subsidiaries had $3.7 billion of indebtedness and other liabilities, including trade and other payables but excluding intercompany amounts to which the notes would be structurally subordinated.

You may have to pay taxes if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See ‘‘Description of Notes — Conversion Rights — Conversion Rate Adjustments.’’ If, for example, the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not receive a corresponding cash distribution. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that has the effect of increasing your proportionate interest in our company could be treated as a deemed taxable dividend to you. The amount that you would have to include in income generally will be equal to the amount of the distribution that you would have received if you had converted your notes into our common stock.

If certain types of fundamental changes occur on or before the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See ‘‘Federal Income Tax Considerations.’’

If you are a non-U.S. holder (as defined in ‘‘Federal Income Tax Considerations’’), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments. See ‘‘Federal Income Tax Considerations.’’

We cannot assure you that we will not be required to withhold on payments to non-U.S. holders of notes in connection with a sale, exchange, redemption, repurchase, conversion, or other disposition of notes based on the facts and circumstances at the time.

Although we believe that currently the notes do not constitute ‘‘U.S. real property interests’’ and we therefore do not currently intend to withhold under the Foreign Investment in Real Property Tax Act, or FIRPTA, we cannot assure you that the notes will not constitute U.S. real property interests depending on the facts in existence at the time of any sale, exchange, redemption, repurchase, conversion or other disposition of a note. If the notes were to constitute U.S. real property interests, withholding on payments to non-U.S. holders in connection with such a sale, exchange, redemption, repurchase, conversion or other disposition of notes may be required regardless of whether such non-U.S. holders provided certification documenting their non-U.S. status. See ‘‘Federal Income Tax Considerations.’’

Changes in the accounting treatment of the notes could decrease our earnings per share and, potentially, our stock price.

There may, in the future, be new or different accounting pronouncements or regulatory rulings, which could impact the way we are required to account for the notes, and which may have an adverse impact on our future financial condition and results of operations. With respect to the notes, we are required under U.S. GAAP as presently in effect to include in outstanding shares for purposes of computing earnings per share only a number of shares underlying the notes that, at the end of a given quarter, have a value in excess of the outstanding principal amount of the notes. This is because of the ‘‘net share settlement’’ feature of the notes, under which we are required to pay the principal amount of the notes in cash. During the third quarter of 2007, the FASB Staff issued a proposed FASB Staff Position (FSP) that applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement, unless the embedded conversion option is required to be separately accounted for as a derivative under FAS 133. Convertible debt instruments within the scope of the proposed FSP are not addressed by the existing FSP. The proposed FSP would require that the liability and equity components of convertible debt instruments within the scope of the proposed FSP shall be separately accounted for in a manner that reflects the entity’s nonconvertible debt borrowing rate. This will require an allocation of the convertible debt proceeds between the liability component and the embedded conversion option (i.e., the equity component). The difference between the principal amount of the debt and the amount of the proceeds allocated to the liability component would be reported as a debt discount and subsequently amortized to earnings over the instrument’s expected life using the effective interest method. This proposed FSP as currently written would require this accounting to be applied retrospectively for all periods presented.

We cannot predict the outcome of the proposed FSP or any changes in GAAP that may be made affecting accounting for convertible debt securities. Any change in the accounting method for convertible debt securities could have an adverse impact on our reported or future financial results and could adversely affect the trading price of our common stock and in turn negatively affect the trading price of the notes.

We may not be able to pay dividends upon events of default under our financing documents.

Some of our financing documents contain restrictions on dividends upon the occurrence of events of default thereunder. If such an event of default occurs, such as our failure to pay principal at maturity or interest when due for a specified period of time, we would be prohibited from making payments on our capital stock, including our common stock.

The ‘‘taxable mortgage pool’’ rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations have resulted in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, so long as we own 100% of the equity interests in a taxable mortgage pool, we would generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt ‘‘disqualified organizations,’’ such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, under recently issued IRS guidance, we may incur a corporate level tax on a portion of our income from the taxable mortgage pool. In that case, we may reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. See ‘‘Federal Income Tax Considerations — Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income’’ and ‘‘Federal Income Tax Considerations — Taxation of Stockholders — Taxation of Tax-Exempt Stockholders.’’ Moreover, we could be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

We may not be able to refinance the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. We may not be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The notes are held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests are not be considered owners or holders of notes. Instead, DTC, or its nominee, is the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

USE OF PROCEEDS

The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issuable upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

The selling securityholders will not cover any of the expenses that are incurred by us in connection with the registration of the notes or common stock issuable upon conversion of the notes, but the selling securityholders will pay any commissions, discounts and other compensation to any broker-dealers through whom any such selling securityholder sells any of the notes or common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

The historical ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated is as follows:

	Year ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to combined fixed charges and preferred stock dividends	1.20	1.26	1.34	1.16	—

For the purpose of calculating the above ratios, earnings represent:

•	income from continuing operations before adjustment for income or loss from equity investees; plus

•	fixed charges; plus

•	amortization of capitalized expenses related to indebtedness; plus

•	distributed income of equity investees; minus

•	preferred stock dividend requirements of consolidated subsidiaries.

Combined fixed charges and preferred stock dividends represent:

•	interest expensed; plus

•	amortized premiums, discounts and capitalized expenses related to indebtedness; plus

•	preferred stock dividend requirements of consolidated subsidiaries.

The ratios are based solely on historical financial information, and no pro forma adjustments have been made thereto. For the year ended December 31, 2003, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $20.2 million.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our charter, bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our charter and bylaws, copies of which are available as set forth under ‘‘Additional Information.’’

Authorized Capital Stock

The authorized capital stock of Anthracite Capital, Inc. consists of 500,000,000 shares of capital stock, 400,000,000 of such shares being common stock, par value $0.001 per share, and 100,000,000 shares being preferred stock, par value $0.001 per share, issuable in one or more series.

As of March 12, 2008, 63,296,397 shares of our common stock were issued and outstanding, 2,300,000 shares of our 9.375% Series C Cumulative Redeemable Preferred Stock were issued and outstanding, 3,450,000 shares of our 8.25% Series D Cumulative Redeemable Preferred Stock were issued and outstanding.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders, subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the ownership limitations described below under ‘‘— Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.’’

Dividends.    The holders of outstanding shares of common stock, subject to any preferences that may be applicable to any outstanding series of preferred stock, are entitled to receive ratably such dividends out of assets legally available for that purpose at such times and in such amounts as our board of directors may from time to time determine.

Liquidation and Dissolution.    Upon our liquidation or dissolution, the holders of the common stock will be entitled to share ratably in our assets legally available for distribution to stockholders after payment of, or provision for, all known debts and liabilities and subject to the prior rights of any holders of any preferred stock then outstanding.

Other Rights.    Holders of the common stock generally have equal dividend, distribution, liquidation and other rights, and shall have no preference, conversion, exchange, appraisal, preemptive or cumulative voting rights. All outstanding shares of common stock are duly authorized, fully paid and nonassessable.

Transfer Agent and Registrar.    American Stock Transfer & Trust Company, New York, New York, acts as transfer agent and registrar for the common stock.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock. As of March 12, 2008, 2,300,000 shares of our 9.375% Series C Cumulative Redeemable Preferred Stock were issued and outstanding, 3,450,000 shares of our 8.25% Series D Cumulative Redeemable Preferred Stock were issued and outstanding. No warrants to purchase either common stock or preferred stock are issued or outstanding. Our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the number of shares, dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds, and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock.

Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares

Two of the requirements for qualification as a real estate investment trust are that:

(1)	during the last half of each taxable year for which a REIT election is made, other than the first taxable year for which a REIT election is made, not more than 50% in value of the outstanding shares may be owned directly or indirectly by five or fewer individuals. This requirement is known as the ‘‘5/50 Rule’’; and

(2)	there must be at least 100 stockholders on 335 days of each taxable year of 12 months, other than the first taxable year for which a REIT election is made.

To assist us in meeting these requirements, our charter prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8%, in value or in number of shares, whichever is more restrictive, of the number of our outstanding shares of common stock or any class of preferred stock. For this purpose, the term ‘‘ownership’’ is defined in accordance with the REIT Provisions of the Internal Revenue Code and the constructive ownership provisions of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code. Subject to certain limitations, our board of directors may modify the ownership limitations provided such action does not affect our qualification as a REIT.

For purposes of the 5/50 Rule, the constructive ownership provisions applicable under Section 544 of the Internal Revenue Code

(1)	attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries,

(2)	attribute ownership of securities owned by certain family members to other members of the same family, and

(3)	treat securities with respect to which a person has an option to purchase as actually owned by that person.

These rules will be applied in determining whether a person holds shares of common stock or preferred stock in violation of the ownership limitations specified in our charter. Accordingly, under certain circumstances, shares of common stock or preferred stock owned by a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the ownership limitations specified in our charter. Ownership of shares of common stock through such attribution is generally referred to as constructive ownership. The 100 stockholder test is determined by actual, and not constructive, ownership.

Our charter further provide that if any transfer of shares of common stock which, if effective, would

(1)	result in any person beneficially or constructively owning shares of common stock in excess or in violation of the 9.8% ownership limitations described above,

(2)	result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, or

(3)	result in us being ‘‘closely held’’ under Section 856(h) of the Internal Revenue Code,

then that number of shares of common or preferred stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations, rounded to the nearest whole shares, shall be automatically transferred to a trustee as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries, and the intended transferee shall not acquire any rights in such shares. Shares of common or preferred stock held by the trustee shall be issued and outstanding shares of common or preferred stock. The intended transferee shall not benefit economically from owning any shares held in the trust, shall have no rights to dividends, and shall possess no rights to vote or other rights attributable to the shares held in the trust. The trustee shall have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the intended transferee before our discovery that shares of common or preferred stock have been transferred to the trustee shall be paid with respect to such shares to the trustee by the intended transferee upon demand and any dividend or other distribution authorized but unpaid shall be paid to the trustee. Our board of directors may, in its discretion, modify these restrictions on owning shares in excess of the ownership limitations, to the extent such modifications do not affect our qualification as a REIT.

Within 20 days of receiving notice from us that shares of common or preferred stock have been transferred to the trust, the trustee shall sell the shares held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations specified in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: The intended transferee shall receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, e.g., in the case of a gift, devise or other such transaction, the market price, as defined below, of the shares on the day of the event causing the shares to be held in the trust, and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust. Any net sales proceeds in excess of the amount payable to the intended transferee shall be immediately paid to the charitable beneficiary. In addition, shares of common or preferred stock transferred to the trustee shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the trust or, in the case of a devise or gift, the market price at the time of such devise or gift, and (2) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer until the trustee has sold shares held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee.

The term ‘‘market price’’ on any date shall mean, with respect to any class or series of outstanding shares of our stock, the closing price, as defined below, for such shares on such date. The ‘‘closing price’’ on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on The New York Stock Exchange or, if such shares are not listed or admitted to trading on The New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation Systems, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by our board of directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by our board of directors.

Every owner of more than 5%, or such lower percentage as required by the Internal Revenue Code or the regulations promulgated under the Internal Revenue Code, of the outstanding shares or any class or series of our stock, within 30 days after the end of each taxable year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock beneficially owned and a description of the manner in which such shares are held. Each owner of more than 5% shall provide to us additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations.

Material Provisions of Maryland Law and of Our Charter and Bylaws

The following is a summary of the material provisions of the MGCL, as amended from time to time, and of our charter and bylaws. It does not restate the material provisions completely. We urge you to read our charter and bylaws. See ‘‘Additional Information.’’ For a description of additional restrictions on transfer of the common stock, see ‘‘— Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.’’

Removal of Directors

Our charter provides that a director may be removed from office at any time for cause by the affirmative vote of the holders of at least two-thirds of the votes of the shares entitled to be cast in the election of directors.

Our board has elected to opt in to a corporate governance provision providing that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. For a more detailed description, see ‘‘— Corporate Governance.’’

Staggered Board

Our charter and bylaws divide the board of directors into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered three-year terms. The classification of the board of directors will make it more difficult for stockholders to change the composition of the board of directors because only a minority of the directors can be elected at any one time. The classification provisions could also discourage a third party from accumulating our stock or attempting to obtain control of us, even though this attempt might be beneficial to us and some, or a majority, of our stockholders. Accordingly, under certain circumstances stockholders could be deprived of opportunities to sell their shares of common stock or preferred stock at a higher price than might otherwise be available.

Furthermore, as described under ‘‘— Corporate Governance,’’ our board may classify itself without the vote of stockholders. Such classification cannot be altered by a charter amendment, thereby making it more difficult for stockholders to change the composition of the board because they cannot veto the board’s classification.

Business Combinations

Under the MGCL, certain ‘‘business combinations’’ including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an ‘‘interested stockholder’’ or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined in the MGCL as any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation. During the five year period, any applicable business combination must be recommended by the board of directors of that corporation and approved by the affirmative vote of at least:

(a)	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

(b)	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom, or with whose affiliate, the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price, as defined in the MGCL, for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. The MGCL does not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation before the interested stockholder becomes an interested stockholder.

Control Share Acquisitions

The MGCL provides that ‘‘control shares’’ of a Maryland corporation acquired in a ‘‘control share acquisition’’ have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. ‘‘Control shares’’ are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

(1)	one-tenth or more but less than one-third,

(2)	one-third or more but less than a majority or

(3)	a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A ‘‘control share acquisition’’ means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of common stock. We cannot give any assurance that such provision will not be amended or eliminated at any time in the future.

Corporate Governance

The MGCL provides that Maryland corporations that are subject to the Exchange Act and have at least three outside directors can elect by resolution of the board of directors to be subject to some corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Under the applicable statute, a board of directors may classify itself without the vote of stockholders. A board of directors classified in that manner cannot be altered by amendment to the charter of the corporation. Further, the board of directors may, by electing into the applicable statutory provisions and notwithstanding the charter or bylaws:

•	provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting;

•	reserve for itself the right to fix the number of directors;

•	provide that a director may be removed only by the vote of the holders of two-thirds of the stock entitled to vote; and

•	retain for itself sole authority to fill vacancies created by an increase in the size of the board or by the death, removal or resignation of a director.

Our board has elected into the last of the foregoing provisions providing that each vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. A director elected to fill a vacancy under this provision will serve for the balance of the unexpired term instead of until the next annual meeting of stockholders. A board of directors may implement all or any of these provisions without amending the charter or bylaws and without stockholder approval. A corporation may be prohibited by its charter or by resolution of its board of directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the statute. If implemented, these provisions could discourage offers to acquire our stock and could increase the difficulty of completing an offer to acquire our stock.

Amendment to the Charter

We reserve the right from time to time to make any amendment to our charter that is authorized by law at present or in the future, including any amendment which alters the contract rights as expressly stated in our charter, of any shares of outstanding stock. Our charter may be amended only by the affirmative vote of holders of shares entitled to cast at least a majority of all the votes entitled to be cast on the matter; provided, however, that provisions relating to the indemnification of our present and former directors and officers, our election to be taxed as a REIT, the removal of directors for cause and our dissolution may be amended only by the affirmative vote of a majority of the board of directors and the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast in the election of directors.

Dissolution of Anthracite

Our dissolution must be approved by the affirmative vote of at least two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class, and the affirmative vote of holders of at least two-thirds of any series or class of stock expressly granted a series or class vote on our dissolution in the resolutions providing for such series or class. Before such vote, the dissolution must be approved by a majority of the board of directors.

Advance Notice of Director Nominations and New Business

The bylaws provide that

(a)	with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only

(1)	pursuant to our notice of the meeting,

(2)	by the board of directors, or

(3)	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures specified in the bylaws, and

(b)	with respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the board of directors or

(c)	provided that the board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions specified in the bylaws.

Possible Anti-takeover Effect of Material Provisions of Maryland Law and of Our Charter and Bylaws

The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of our charter creating a staggered board, implementation of the corporate governance provisions described above and the advance notice provisions of our bylaws could delay, defer or prevent a change in control of us or other transaction that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Reports to Stockholders

We will furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

DESCRIPTION OF NOTES

We issued $80,000,000 in aggregate principal amount of our 11.75% convertible senior notes due 2027 under an indenture, dated as of August 29, 2007, or the indenture, between us and Wells Fargo Bank, N.A., as trustee. We entered into a registration rights agreement, dated as of August 29, 2007, or the registration rights agreement, with the initial purchasers pursuant to which we agreed to file a shelf registration statement with the SEC covering resales of notes, as well as shares of our common stock issuable upon conversion of notes, of which this prospectus is a part. Each holder may request a copy of the indenture and the registration rights agreement from us at the address set forth under ‘‘Additional Information.’’

The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. We urge you to read the indenture, the notes and the registration rights agreement because they, and not this description, define each holder’s rights as a holder of the notes.

As used in this section, ‘‘Description of Notes,’’ references to ‘‘Anthracite Capital,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ refer only to Anthracite Capital, Inc. and do not include its subsidiaries, unless the context otherwise requires.

General

The notes mature on September 1, 2027 unless earlier converted, redeemed or repurchased. Each holder of notes has the option, subject to certain qualifications and the satisfaction of certain conditions, to convert its notes into cash and shares, if any, of our common stock at an initial conversion rate of 92.7085 shares per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $10.79 per share of common stock. The conversion rate is subject to adjustment if certain events occur.

Upon a surrender of a holder’s notes for conversion, unless we have previously exercised our option to satisfy all of our future conversion obligations entirely in common stock as described below under ‘‘— Conversion Rights — Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock,’’ we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under ‘‘— Conversion Rights — Payment upon Conversion.’’ If we deliver common stock upon conversion of a note, a holder will not receive fractional shares but will instead receive a cash payment to account for any such fractional share, as described below. A holder will not receive any cash payment for interest (or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

The notes are our senior, unsecured obligations and rank in right of payment:

•	equal with all of our other existing and future obligations that are unsecured and unsubordinated;

•	effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to our subsidiaries’ indebtedness and other liabilities.

As of December 31, 2007,

•	we had $242.5 million of senior, unsecured indebtedness (including $80.0 million aggregate principal amount of the notes originally issued in private placements on August 29, 2007 and September 10, 2007);

•	we had $3.8 billion of secured indebtedness and had approximately $300.8 million of secured debt that could be incurred under our secured credit facilities; and

•	our subsidiaries had $3.7 billion of indebtedness and other liabilities, including trade and other payables but excluding intercompany amounts.

The notes were issued only in denominations of $1,000 principal amount and integral multiples thereof. References to ‘‘a note’’ or ‘‘each note’’ in this prospectus refer to $1,000 principal amount of the notes.

We may, without the consent of holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless fungible with the notes for U.S. federal income tax purposes. The notes and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

As used in this prospectus, ‘‘business day’’ means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City.

Any reference to ‘‘common stock’’ means our common stock, par value, $0.001 per share.

Interest

The notes bear interest at a rate of 11.75% per year.

For so long as the notes are held in book-entry only form, interest (including additional amounts, if any) is payable on each interest payment date to the person in whose name a given note is registered at the close of business on the business day before the interest payment date (each, a ‘‘record date’’). In the event that the notes do not remain in book-entry only form or are not in the form of a global certificate, we will have the right to select record dates, which will be at least one business day before an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from the issue date or from the most recent date to which interest has been paid or duly provided for. We will pay interest (including additional amounts, if any) semi-annually, in arrears on September 1 and March 1 of each year, commencing on March 1, 2008.

Upon conversion of a note, a holder will not receive any cash payment of interest (including additional amounts, if any) unless, as described below, such conversion occurs after the close of business on a record date and prior to the opening of business on the interest payment date to which that record date relates or such conversion occurs during a registration default as described under ‘‘— Registration Rights’’ below. If we deliver common stock upon surrender of a note for conversion, we will not issue fractional shares of common stock. Instead, we will pay cash in lieu of fractional shares based on the volume weighted average price of our common stock on the trading day immediately prior to the conversion date. Our delivery to a holder of the full amount of cash and common stock, if any, as described below under ‘‘— Conversion Rights — Payment upon Conversion,’’ together with any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the note; and

•	accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a general discussion of the U.S. federal income tax treatment upon receipt of our common stock upon conversion, see ‘‘Federal Income Tax Considerations.’’

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date but prior to the opening of business on the interest payment date to which that record date relates, holders of such notes at the close of business on the record date will receive the interest (including additional amounts, if any) payable on the notes on such interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including additional amounts, if any) payable on the notes so converted on the next succeeding interest payment date. However, no such payment need be made:

•	in connection with any conversion following the record date immediately preceding the maturity date;

•	if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date;

•	if a scheduled repurchase date occurs after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue additional amounts, if any) if the same exists at the time of conversion with respect to such note.

In addition, notwithstanding the previous paragraph, we will pay, on the stated maturity, accrued and unpaid interest to but excluding such stated maturity on any notes surrendered for conversion on or after August 1, 2027 to a converting holder.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional amounts will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date, as the case may be, to that next succeeding business day.

Conversion Rights

General

Subject to the qualifications and the satisfaction of the conditions and during the periods described below, holders will have the right to convert their notes prior to the close of business on the business day immediately preceding the maturity date, initially at a conversion rate of 92.7085 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $10.79 per share of common stock. Upon a surrender of a holder’s notes for conversion, unless we have previously exercised our option to satisfy all of our future conversion obligations entirely in common stock as described below under ‘‘— Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock,’’ we will deliver cash equal to the lesser of the aggregate principal amount of notes to be converted and our total conversion obligation. We will deliver shares of our common stock in respect of the remainder, if any, of our conversion obligation, as described below under ‘‘— Payment upon Conversion.’’

The conversion rate in effect at any given time is referred to in this prospectus as the ‘‘applicable conversion rate’’ and will be subject to adjustments as described under ‘‘— Conversion Rate Adjustments,’’ but it will not be adjusted for accrued interest. The ‘‘applicable conversion price’’ at any given time is equal to the principal amount of a note divided by the applicable conversion rate. Holders will be entitled to convert notes in denominations of $1,000 principal amount or multiples thereof. Upon surrender of a note for conversion, we will deliver cash and shares of our common stock, if any, as described below under ‘‘— Payment upon Conversion.’’

A holder may convert its notes in whole or in part only in the following circumstances, which are described in more detail below, and to the following extent:

•	upon satisfaction of the sale price condition;

•	upon satisfaction of the trading price condition;

•	if we have called notes for redemption, until the close of business one business day prior to the redemption date for such notes;

•	at any time on or after April 1, 2027; or

•	upon the occurrence of specified corporate transactions.

Upon any determination by us that holders are or will be entitled to convert their notes in accordance with the foregoing provisions, we will (1) issue a press release and publish the information on our website or otherwise publicly disclose the information or (2) provide notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of DTC.

A holder that has submitted its notes for repurchase on a scheduled repurchase date or upon a fundamental change may not subsequently convert those notes unless it validly withdraws its repurchase notice on a timely basis as described below under ‘‘— Repurchase Rights’’ or ‘‘— Repurchase of Notes by Us at Option of Holder upon a Fundamental Change.’’

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because a holder requests the shares to be issued or delivered to another person, in which case that holder will pay that tax.

Our ability to pay cash to holders upon conversion may be restricted by agreements governing our indebtedness and limitations or prohibitions on our ability to obtain funds for such payment through dividends from our subsidiaries. See ‘‘Risk Factors — Risks Relating to the Notes and our Common Stock — We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of the notes.’’

Conversion upon Satisfaction of Sale Price Condition

A holder may surrender any or all of its notes for conversion during any fiscal quarter after the fiscal quarter ending September 30, 2007 if the closing sale price per share of our common stock for at least 20 trading days during the 30-consecutive-trading-day period ending on the last trading day of the previous fiscal quarter is more than 130% of the applicable conversion price per share of our common stock on such last trading day.

The ‘‘closing sale price’’ of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by The New York Stock Exchange or, if our common stock is not reported by The New York Stock Exchange, in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the closing sale price will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the closing sale price will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

A ‘‘trading day’’ is any day on which (i) there is no market disruption event (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not listed on The New York Stock Exchange, the principal national securities exchange on which our common stock is listed, admitted for trading or quoted or, if the common stock is not so listed, admitted for trading or quoted, any business day. A ‘‘trading day’’ only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

A ‘‘market disruption event’’ means the occurrence or existence for more than one half-hour in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

We will determine daily whether the notes are convertible as a result of the closing sale price of our common stock and will notify the trustee of such determination.

Conversion upon Satisfaction of Trading Price Condition

A holder may surrender any or all of its notes for conversion during the five business days immediately following any five-consecutive-trading day period in which the trading price per $1,000 principal amount of the notes (as determined following a request by a holder of the notes in accordance with the procedures described below) for each day of that period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on each such day.

The ‘‘trading price’’ of the notes on any date of determination means the average of the secondary market bid quotations per note obtained by the trustee for $5,000,000 aggregate principal amount of the notes at approximately 3:30 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that:

•	if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and

•	if only one such bid can reasonably be obtained by the trustee, this one bid shall be used;

provided further that if no bids are received, then for purposes of determining whether the trading price condition has been met the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on that day.

The trustee will have no obligation to determine the trading price of the notes as described in this section unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate of the notes on that day. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the applicable conversion rate of the notes.

Conversion upon Notice of Redemption

Holders may surrender for conversion any or all of its notes called for redemption at any time prior to the close of business one business day prior to the redemption date for such notes, even if those notes are not otherwise convertible at that time.

Conversion On or After April 1, 2027

A holder may surrender any or all of its notes for conversion at any time on or after April 1, 2027 until the close of business on the business day immediately preceding the maturity date.

Conversion upon Specified Corporate Transactions

Certain Distributions

If we elect to:

•	distribute to all or substantially all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the closing sale price of a share of our common stock on the trading day immediately preceding the announcement date of the distribution; or

•	distribute to all or substantially all holders of our common stock, assets (including cash), debt securities or rights or warrants to purchase our securities, which distribution has a per-share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the announcement date for such distribution, we must notify holders of the notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise could participate in the distribution without conversion. The ‘‘ex-dividend’’ date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Fundamental Change Transactions

If a fundamental change occurs, regardless of whether a holder has the right to put the notes as described under ‘‘— Repurchase of Notes by Us at Option of Holder upon a Fundamental Change,’’ a holder may surrender notes for conversion at any time from and including the effective date of the transaction until and including the 30th business day following such effective date. We will notify holders and the trustee at the same time we publicly announce such transaction (but in no event less than five business days prior to the anticipated effective date of such transaction).

If a holder elects to convert its notes in connection with certain fundamental change transactions described below under ‘‘— Make-Whole Amount,’’ the effective date of which occurs prior to September 1, 2012, we will increase the applicable conversion rate by a number of additional shares of our common stock as described below under ‘‘— Make-Whole Amount.’’

If a transaction described above occurs, a holder may also have the right to require us to repurchase all or a portion of its notes, as described under ‘‘— Repurchase of Notes by Us at Option of Holder upon a Fundamental Change.’’

Ownership Limit

In order to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution rules of the Internal Revenue Code, more than 9.8% of the value of our outstanding stock, subject to certain exceptions. Pursuant to the terms of the notes, no holder of notes will be entitled to convert such notes into shares of our common stock to the extent that receipt of such common stock would cause the holder to exceed the ownership limit contained in our charter. Accordingly, for purposes of the ownership limit contained in our charter, ownership of the notes will not be treated as ownership of the shares of common stock that are potentially issuable upon conversion of the notes, and the notes will not be subject to transfer to a trust or to repurchase or other remedies that are provided in the charter for violations of the stock ownership limit. However, any shares of common stock that are received following a conversion will be subject to the ownership limit and the other provisions of the charter, and such shares would be subject to the remedies for violation as contained in the charter (for example, if, following a conversion of notes into shares of common stock, the holder thereof subsequently acquires additional shares of common stock such that its aggregate ownership exceeds the ownership limit). See ‘‘Description of Capital Stock — Restrictions on Ownership and Transfer of Our Capital Stock; Repurchase of Shares.’’

Conversion Procedures

To convert a note, a holder must do each of the following:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice, and deliver this notice to the conversion agent, which notice will be irrevocable;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements and all other requirements for conversion have been satisfied is the ‘‘conversion date’’ under the indenture. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. If a holder’s interest is a beneficial interest in a global note, to convert, a holder must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global note.

The conversion agent will initially be the trustee. The conversion agent will convert the notes into cash and shares, if any, of common stock at an initial conversion rate of    shares per $1,000 principal amount of notes. A holder may obtain copies of the required form of the conversion notice from the conversion agent. Payments of cash and, if common stock is to be delivered, a stock certificate or certificates will be delivered to the holder, or a book-entry transfer through DTC will be made, for the number of shares of common stock determined as set forth below under ‘‘— Payment upon Conversion.’’

Payment upon Conversion

In connection with any conversion, we will satisfy our obligation to convert the notes (the ‘‘conversion obligation’’) by delivering to holders in respect of each $1,000 aggregate principal amount of notes being converted a ‘‘settlement amount’’ equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the cash settlement averaging period.

The ‘‘daily settlement amount’’ for each of the 20 consecutive trading days in the cash settlement averaging period shall consist of:

(1)    cash equal to the lesser of $50 and the daily conversion value; and

(2)    to the extent the daily conversion value exceeds $50, a number of shares equal to (A) the difference between the daily conversion value and $50 (such difference being referred to as the ‘‘daily excess amount’’), divided by (B) the volume weighted average price of our common stock for such trading day (or the consideration into which one share of our common stock has been converted or exchanged in connection with certain corporate transactions).

We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the volume weighted average price of our common stock on the trading day immediately preceding the conversion date. Upon conversion of a note, a holder will not receive any cash payment of interest (including additional amounts, if any) unless such conversion occurs between a record date and the interest payment date to which that record date relates. We will deliver the settlement amount on the third business day following the expiration of the cash settlement averaging period.

The ‘‘daily conversion value’’ means, for each of the 20 consecutive trading days during the cash settlement averaging period, one-twentieth (1/20th) of the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

The ‘‘cash settlement averaging period’’ with respect to any notes means the 20-consecutive-trading-day period beginning:

•	on the redemption date if prior to the relevant conversion date we have called the notes that are being converted for redemption;

•	for notes that are converted during the period beginning on the 30th day prior to the maturity date of the notes, on the 27th trading day immediately preceding the maturity date; and

•	in all other instances, on the second trading day after the relevant conversion date.

The ‘‘volume weighted average price’’ per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page AHR <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

If a holder tenders notes for conversion and the daily conversion value is being determined at a time when the notes are convertible into other property in addition to or in lieu of our common stock, the settlement amount will be determined based on the kind and amount of shares of stock, securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate would have owned or been entitled to receive in such transaction and the value thereof for each applicable trading day during the cash settlement averaging period, as described under ‘‘— Conversion Rate Adjustments.’’

Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock

Notwithstanding the provisions described above under ‘‘— Payment upon Conversion,’’ at any time on or prior to September 1, 2012 we may irrevocably elect, in our sole discretion without the consent of the holders of the notes, to satisfy all of our future conversion obligations entirely in common stock (a ‘‘physical settlement election’’). If, in the future, we make a physical settlement election, we will deliver to you, in respect of any notes that you convert after that election, a number of whole shares equal to (i) the aggregate principal amount of notes to be converted (ii) divided by $1,000 and (iii) multiplied by the applicable conversion rate (which will include any increase to reflect any additional shares which you may be entitled to receive as described under ‘‘— Make-Whole Amount’’), and cash with respect to any fractional shares. We will deliver such shares on the third business day after the conversion date.

Prior to making any physical settlement election, we may irrevocably elect to waive our right to make any such election. Any such waiver would be effective upon our delivery to the trustee of a notice that we are irrevocably waiving our ability to make a physical settlement election at any time in the future with respect to the notes. If we make a physical settlement election in the future, that election will be irrevocable and our right to waive the ability to make a physical settlement election will expire.

Conversion Rate Adjustments

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)    If we issue our common stock as a dividend or distribution on our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date but after giving effect to such dividend, distribution, share split or share combination.

If any dividend or distribution described in this clause (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)    If we distribute to all, or substantially all, holders of our common stock any rights, warrants or options entitling them for a period of not more than 60 days after the date of issuance thereof to subscribe for or purchase our common stock at an exercise price per share of our common stock less than the average of the closing sale prices of our common stock for each trading day in the 10-consecutive trading- day period ending on the trading day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	(OS0 + X)
(OS0 + Y)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants or options and (B) the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this clause (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the average of the closing sale prices for each trading day in the applicable 10-consecutive-trading-day period, there shall be taken into account any consideration we receive for such rights, warrants or options and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant or option described in this clause (2) is not exercised prior to the expiration of the exercisability thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

(3)    If we distribute shares of our capital stock, evidences of indebtedness or other assets or property to all, or substantially all, holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants or options referred to in clause (1) or (2) above;

(B) dividends or distributions paid exclusively in cash; and

(C) Spin-Offs described below in this clause (3),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
(OS0 − FMV)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately after the ex-dividend date for such distribution;

SP0 = the average of closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

With respect to an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution to all, or substantially all, holders of our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to our subsidiary or other business unit (a ‘‘Spin-Off’’), the conversion rate in effect immediately before the close of business on the effective date of the Spin-Off will be adjusted based on the following formula:

CR1 = CR0 x	(FMV0 + MP0)
MP0

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of the Spin-Off;

CR1 = the new conversion rate after the Spin-Off;

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading days after, and including, the ex-dividend date of the Spin-Off; and

MP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading days after, and including, the ex-dividend date of the Spin-Off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur on the 10th trading day from, and including, the effective date of the Spin-Off;

provided that in respect of any conversion within the 10 trading days following, and including, the effective date of any Spin-Off, references within this clause (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such Spin-Off and the conversion date in determining the applicable conversion rate.

If any such dividend or distribution described in this clause (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4)    If we make any cash dividend or distribution to all, or substantially all, holders of our outstanding common stock, other than regular quarterly cash dividends (without regard to the actual quarterly period in which paid) that do not exceed $0.30 per share (the ‘‘reference dividend’’), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
(SP0 − C)

where

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate immediately after the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share that we distribute to holders of our common stock in respect of the applicable quarterly period that exceeds the reference dividend.

If any dividend or distribution described in this clause (4) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

The reference dividend is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this clause (4).

Notwithstanding the foregoing, if an adjustment is required to be made under this clause (4) as a result of a distribution that is not a regular quarterly dividend, the reference dividend will be deemed to be zero.

(5)    If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of a share of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	(AC + (SP1 x OS1))
(SP1 x OS0)

where

CR0 = the conversion rate in effect on the day immediately following the date such tender or exchange offer expires;

CR1 = the new conversion rate in effect after such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SP1 = the average of the closing sale prices of our common stock for each trading day in the 10-consecutive-trading-day period commencing on the trading day following the date such tender or exchange offer expires.

The adjustment to the conversion rate under this clause (5) will occur on the 10th trading day from, and including, the trading day following the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references within this clause (5) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

In addition to these adjustments, we may in our sole discretion increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock issuable upon conversion of the notes (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes that determination, it will be conclusive. We will give holders of notes at least 15 days’ prior notice of such an increase in the conversion rate. For a general discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate of the notes, see ‘‘Federal Income Tax Considerations — Taxation of Holders of our Notes — Taxation of U.S. Holders — Constructive Dividends.’’

To the extent that we have a rights plan in effect upon any conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan, unless, prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (3) above. A further adjustment will occur as described in clause (3) above, if such rights become exercisable to purchase different securities, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Following:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a conveyance, transfer, sale, lease or other disposition to another person or entity of all or substantially all of our assets;

the settlement amount in respect of our conversion obligation will be computed as set forth under ‘‘— Payment upon Conversion’’ above, based on the kind and amount of shares of stock, securities, or other property or assets (including cash or any combination thereof) that holders of our common stock are entitled to receive in respect of each share of our common stock in such transaction (the ‘‘reference property’’), and reference property will be delivered in lieu of the shares of our common stock that would have otherwise been deliverable upon conversion.

In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in any transaction described in the preceding paragraph, we will make adequate provision so that holders of the notes, treated as a single class, have the timely opportunity to determine the composition of the reference property that will replace any common stock that would otherwise be deliverable upon conversion of the notes. The reference property will be based on the weighted average of elections made by holders of the notes and will be subject to any limitations applicable to all holders of our common stock (such as pro rata reductions made to any portion of the consideration payable). The determination of the reference property will apply to all of the notes and we will notify the trustee of the composition of the reference property promptly after it is determined.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not outstanding as of the date the notes were first issued (unless explicitly otherwise provided in this section, ‘‘— Conversion Rate Adjustments’’);

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including additional amounts, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

We will not take any action that would result in an adjustment pursuant to the above provisions without complying with the shareholder approval rules of The New York Stock Exchange or any stock exchange on which our common stock is listed at the relevant time.

Notwithstanding anything in this section, ‘‘— Conversion Rate Adjustments,’’ to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, upon any conversion of the notes.

Make-Whole Amount

If the effective date of a transaction described under clause (1) or (3) of the definition of ‘‘fundamental change’’ occurs (regardless of whether the holder has the right to require us to repurchase the notes) prior to September 1, 2012 and 10% or more of the consideration for our common stock in the transaction consists of consideration other than common stock that is traded or scheduled to be traded immediately following such transaction on a U.S. national or regional securities exchange (collectively, ‘‘Listed Common Equity’’) and notes are surrendered for conversion in connection with such transaction, we will increase the applicable conversion rate with respect to notes converted in connection with such transaction by a number of additional shares of our common stock (the ‘‘additional shares’’) as described below. We will notify holders at least five business days prior to the anticipated effective date of any transaction described in this paragraph.

A conversion of the notes will be deemed for these purposes to be ‘‘in connection with’’ a given fundamental change if the related conversion notice is received by the conversion agent during the period from and including the effective date of the transaction until and including the 30th business day following such effective date.

The number of additional shares will be determined by reference to the table below, based on the date on which the transaction becomes effective (the ‘‘effective date’’) and the price (the ‘‘stock price’’) paid per share of our common stock in the transaction. If holders of our common stock receive only cash in the transaction, the stock price will be the cash amount paid per share of our common stock. Otherwise, the stock price will be the average of the closing sale prices of our common stock on the five trading days immediately prior to but not including the effective date of the transaction.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted, as described above under ‘‘— Conversion Rate Adjustments.’’ The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under ‘‘— Conversion Rate Adjustments.’’

The following table sets forth the stock price, effective date and number of additional shares per $1,000 principal amount of notes:

	Stock Price
Effective date	$9.18	$10.00	$10.79	$12.00	$14.00	$16.00	$18.00	$20.00	$25.00	$30.00	$40.00
August 23, 2007	16.2239	12.2915	9.1451	5.8748	3.0558	1.7040	0.9971	0.6315	0.3715	0.3582	0.1140
September 1, 2008	16.2239	12.2415	9.0802	5.7998	2.9915	1.6228	0.9637	0.6165	0.3315	0.2582	0.0000
September 1, 2009	16.2239	12.0915	8.9134	5.5665	2.7129	1.5165	0.9304	0.4665	0.3235	0.1948	0.0000
September 1, 2010	16.2239	11.9815	8.4036	4.8665	2.0344	0.9978	0.5748	0.3815	0.1955	0.1048	0.0000
September 1, 2011	16.2239	10.2115	6.2072	2.5998	0.4772	0.0665	0.0000	0.0000	0.0000	0.0000	0.0000
September 1, 2012	16.2239	7.2915	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The maximum number of additional shares is 16.2239 per $1,000 principal amount of notes, subject to adjustment in the same manner as in the conversion rate as set forth under ‘‘— Conversion Rate Adjustments’’ and in no event will the number of additional shares of our common stock issuable upon conversion as a result of a fundamental change exceed that amount.

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $40.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $9.18 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Redemption at Our Option

Prior to September 1, 2012, we will not have the right to redeem the notes, except to preserve our status as a REIT. We will have the right to redeem the notes in whole or in part, at any time or from time to time, (i) on or after September 1, 2012, or (ii) to preserve our status as a REIT, upon not less than 30 nor more than 60 days prior notice by mail, for a cash price equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest (including additional amounts, if any) thereon up to, but not including, the redemption date. If the redemption date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including additional amounts, if any) to the person to whom principal is payable.

If we decide to redeem fewer than all of the outstanding notes, the trustee will select the notes to be redeemed by lot, on a pro rata basis or by another method the trustee considers appropriate. If the trustee selects a portion of a holder’s notes for partial redemption and that holder converts a portion of the same notes, the converted portion will be deemed first to be from the portion selected for redemption. In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of notes to be so redeemed, or

•	register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

Repurchase Rights

Holders have the right to require us to repurchase their notes in whole or in part on September 1, 2012, September 1, 2017 and September 1, 2022, each of which we refer to as a ‘‘repurchase date.’’ We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the second business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the notes covered by the notice of withdrawal.

Our ability to repurchase notes for cash upon any repurchase date may be restricted by our loan and other financing documents which may, among other things, contain limitations or prohibitions on our ability to repurchase the notes, obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing financing arrangements or otherwise. See ‘‘Risk Factors — Risks Relating to the Notes and our Common Stock — We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of the notes.’’ No notes may be repurchased by us at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the repurchase price with respect to the notes.

The repurchase price will be payable in cash and will be equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest (including additional amounts, if any) on such repurchase date. If the repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including additional amounts, if any) to the person to whom principal is payable. To exercise this right, the holder must deliver a written notice to the paying agent prior to the close of business on the second business day prior to the repurchase date. The required repurchase notice shall state:

•	if certificated notes have been issued, the certificate number of the notes (or if the notes are not certificated, the notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to repurchase such notes pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the second business day prior to the repurchase date. The notice of withdrawal shall state:

•	the principal amount being withdrawn;

•	the certificate numbers of the notes being withdrawn (or, if the notes are not certificated, the notice must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the repurchase notice.

Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with all necessary endorsements and compliance by the holder with all DTC procedures, as applicable, to the paying agent at any time after the delivery of such repurchase notice. Payment of the repurchase price for such note will be made on the business day following the later of the repurchase date or the satisfaction of the foregoing conditions. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date in accordance with the terms of the indenture, then, from and including the repurchase date, interest (including additional amounts, if any) on such note will cease to accrue and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon satisfaction of the foregoing conditions.

In connection with any repurchase of notes at the option of a holder, we will:

•	to the extent applicable, comply with the provisions of Rule 13e-4, Rule 14e-1 and comply with any other tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all federal and state securities laws as necessary under the indenture to effect a repurchase of notes by us at the option of a holder.

Repurchase of Notes by Us at Option of Holder upon a Fundamental Change

If a fundamental change, as defined below, occurs prior to September 1, 2012, each holder will have the right on the fundamental change repurchase date to require us to repurchase for cash all of its notes or any portion of those notes that is equal to $1,000 in principal amount or integral multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest (including additional amounts, if any) thereon up to but not including the fundamental change repurchase date. If the fundamental change repurchase date is on a date that is after a record date and on or prior to the corresponding interest payment date, we will pay the related interest (including additional amounts, if any) to the person to whom principal is payable.

Within 15 days after the occurrence of a fundamental change, we must give notice to each holder and the trustee of each holder’s resulting repurchase right, specifying the fundamental change repurchase date (which may be no earlier than 20 business days and no later than 30 business days after the date of such notice) and the procedures that each holder must follow to require us to repurchase its notes as described below. Simultaneously with providing such notice, we will issue a press release and publish the information on our website.

The fundamental change repurchase notice given by a holder electing to require us to repurchase its notes shall be given so as to be received by the paying agent no later than the close of business on the second business day prior to the fundamental change repurchase date and must state:

•	if certificated notes have been issued, the certificate numbers of the holder’s notes to be delivered for repurchase (or, if the notes are not issued in certificated form, the fundamental change repurchase notice must comply with appropriate DTC procedures);

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder may withdraw its fundamental change repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of notes being withdrawn;

•	if certificated notes have been issued, the certificate numbers of the notes being withdrawn (or, if the notes are not issued in certificated form, the notice of withdrawal must comply with appropriate DTC procedures); and

•	the principal amount of the notes, if any, that remain subject to the fundamental change repurchase notice.

A ‘‘fundamental change’’ will be deemed to have occurred at such time after the original issuance of the notes as:

(1)    a ‘‘person’’ or ‘‘group’’ (each within the meaning of Section 13(d)(3) of the Exchange Act) becomes the direct or indirect ‘‘beneficial owner,’’ as defined in Rule 13d-3 under the Exchange Act, of shares of our voting stock representing more than 50% of the total voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors; or

(2)    the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

(3)    a consolidation, merger or binding share exchange, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our assets to another person, other than:

•	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

(ii)	pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving or successor person immediately after giving effect to such issuance; or

•	any consolidation, merger, share exchange, conveyance, transfer, sale, lease or other disposition of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding common stock, if at all, solely into common stock, ordinary shares, American Depositary Shares, depositary receipts or other common equity interests of the surviving entity or a direct or indirect parent of the surviving corporation; or

•	any consolidation or merger with or into any of our subsidiaries, so long as such merger or consolidation is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with any other person;

(4)    a termination of trading; or

(5)    the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of the company (whether or not otherwise in compliance with the indenture).

A ‘‘continuing director’’ means a director who either was a member of our board of directors on the date of original issuance of the notes or who becomes a member of our board of directors subsequent to that date and whose appointment, election or nomination for election by our shareholders is duly approved by a majority of the continuing directors on our board of directors at the time of such approval, either by specific vote or by approval of the proxy statement issued by us on behalf of the board of directors in which such individual is named as nominee for director.

A ‘‘termination of trading’’ will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed for trading on a U.S. national or regional securities exchange.

The definition of a fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of ‘‘all or substantially all’’ of our assets. There is no precise, established definition of the phrase ‘‘substantially all’’ under applicable law. Accordingly, a holder’s ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all our assets may be uncertain.

Notwithstanding the foregoing, a holder will not have the right to require us to repurchase its notes upon a fundamental change described in clause (3) above if more then 90% of the consideration in the transaction or transactions consists of Listed Common Equity immediately following the relevant transaction or transactions, and, as a result of the transaction or transactions, the notes become convertible into that Listed Common Equity (including any rights attached thereto).

Rule 13e-4 under the Exchange Act requires the dissemination of certain information to securityholders if an issuer tender offer occurs and may apply if the repurchase right becomes exercisable to holders of the notes. We will comply with this rule and file a Schedule TO (or any similar schedule) to the extent required at that time.

If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, from and including the fundamental change repurchase date, those notes will cease to be outstanding and interest (including additional amounts, if any) on the notes will cease to accrue and all other rights of the holders shall terminate, other than the right to receive the fundamental change repurchase price upon satisfaction of the foregoing conditions.

The term ‘‘fundamental change’’ is limited to specified transactions and does not include other events that might adversely affect our financial condition or business operations. The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

Our ability to repurchase notes for cash upon the occurrence of a fundamental change may be restricted by our loan and other financing documents which may, among other things, contain limitations or prohibitions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our other then existing financing arrangements or otherwise. See ‘‘Risk Factors — Risks Relating to the Notes and Our Common Stock — We may not be able to repurchase the notes upon a fundamental change or upon the exercise of your option to require us to repurchase the notes, or pay you cash upon conversion of the notes.’’ No notes may be repurchased by us at the option of holders upon a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in payment of the fundamental change repurchase price with respect to the notes.

The fundamental change repurchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Merger or Sale of Assets

The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:

•	either we are the continuing corporation or the resulting, surviving or transferee person (the ‘‘successor company’’) will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•	if as a result of such transaction the notes become exchangeable into common stock or other equity securities issued by a third party, such third party assumes or fully and unconditionally guarantees all obligations under the notes and the indenture;

•	immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the successor company as a result of such transaction as having been incurred by the successor company at the time of such transaction), no default under the indenture shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer or lease and such supplemental indenture (if any) comply with the indenture.

The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but in the case of a lease of all or substantially all our assets we will not be released from our obligations in respect of the notes.

Events of Default; Notice and Waiver

The following will constitute events of default under the indenture:

•	a default in the payment of the principal amount, redemption price, repurchase price or fundamental change repurchase price when due at maturity, upon redemption, upon repurchase at the option of a holder upon a fundamental change or on any other repurchase date or otherwise;

•	a default in the payment of any interest (including additional amounts, if any) on the notes when due and such default continues for a period of 30 days past the applicable due date;

•	we fail to provide notice of the occurrence of a fundamental change as required by the indenture;

•	a default in our obligation to deliver when due the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

•	the failure by us to perform or observe any of our other covenants in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by us;

•	a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of us or our subsidiaries in an aggregate amount of $15.0 million or more;

•	the failure by us or any of our subsidiaries to pay final judgments aggregating in excess of $15.0 million, which judgments are not paid, discharged or stayed for a period of 60 days from the dates such judgments are entered; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of a default, except defaults in non-payment of principal or interest (including additional amounts, if any) on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest (including additional amounts, if any) on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described above, the principal and accrued and unpaid interest (including additional amounts, if any) on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive certain past defaults.

The holders of a majority in principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest (including additional amounts, if any), a failure to deliver the settlement amount upon conversion of notes, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

Notwithstanding the foregoing, we may elect the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as set forth in the indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the ‘‘Trust Indenture Act’’), will, for the 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional amounts on the notes at an annual rate equal to 0.25% of the aggregate principal amount of the notes. Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. Such additional amounts will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations described above first occurs to, but not including, the 181st day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). If the event of default is continuing on the 181st day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

No holder of notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest (including additional amounts, if any), a failure to deliver the settlement amount upon conversion of notes, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected unless:

•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding notes, and;

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The indenture requires us (i) every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default, and (ii) to deliver to the trustee prompt notice of any default.

Any default in respect of the notes would give rise to an event of default under the loan agreement governing our senior credit facility if it extended beyond any cure period applicable to that default under the indenture and would probably give rise to an event of default under the agreements governing any future financings.

Legal Defeasance and Covenant Defeasance

The indenture does not provide for any defeasance provisions with respect to the notes.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding notes (voting as a single class) is generally required to modify or amend provisions of the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest (including additional amounts, if any) on any note;

•	make any change that adversely affects the right to require us to repurchase a note, reduce any amount payable upon repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the notes may or shall be repurchased;

•	adversely change the terms upon which the notes may be redeemed by the holders;

•	impair the right to receive payment with respect to the notes or the right to institute suit for the enforcement of any payment with respect to, or conversion of, any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note in accordance with its terms or reduce the number of shares of common stock or amount of any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.

•	In addition, we and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:

•	add guarantees with respect to the notes or secure the notes or remove any such guarantees;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and conveyances, transfers and leases of assets;

•	surrender any of our rights or powers under the indenture;

•	eliminate our right to elect to satisfy our conversion obligations entirely in shares of our common stock as described under ‘‘— Conversion Rights — Payment upon Conversion — Option to Irrevocably Elect to Satisfy Future Conversion Obligations in Common Stock;’’

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any omission or correct any inconsistency in the indenture, so long as such action will not materially adversely affect the interests of the holders of the notes;

•	cure any ambiguity, manifest error or defect;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•	conform the indenture and the form or terms of the notes, to the ‘‘Description of Notes’’ as set forth in this prospectus; and

•	make any other change to the indenture or forms or terms of the notes so long as such change will not adversely affect the interests of the holders of the notes.

Calculations in Respect of Notes

We will be responsible for making all calculations required under the notes, unless otherwise set forth above. These calculations include, but are not limited to, determinations of the market price of our common stock, the amount of accrued interest (including additional amounts, if any) payable on the notes and the conversion price of the notes. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wells Fargo Bank, N.A. is the trustee under the indenture, paying agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Notices

Except as otherwise described in this prospectus, notices to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Governing Law

The notes and the indenture shall be governed by the laws of the State of New York.

Registration Rights

We entered into a registration rights agreement with the initial purchasers, dated as of August 29, 2007, pursuant to which we agreed for the benefit of the holders of the notes issued in the initial private placements and the common stock issuable upon conversion of such notes that we will, at our expense, use our commercially reasonable efforts to file a shelf registration statement covering resales of the notes and our common stock issuable upon the conversion of the notes within 120 days and to cause a shelf registration statement covering resales of the notes to become effective under the Securities Act no later than 210 days after the original date of issuance of the notes and keep the shelf registration statement effective until the earliest of (i) the date when the holders of notes and holders of the common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(k) under the Securities Act or any similar provision then in force and (ii) the date when all of the notes and the common stock issuable upon conversion thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the notes and the common stock issuable upon conversion of the notes cease to be outstanding.

Under the registration rights agreement, we are permitted to suspend the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and other events. Any suspension period may not exceed an aggregate of:

•	90 days in any 360-day period.

We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

Each of the following is a registration default:

•	the registration statement has not been filed prior to or on the 120th day following the first date of original issuance of the notes;

•	the registration statement has not been declared effective prior to or on the 210th day following the first date of original issuance of any of the notes, which is referred to as the ‘‘effectiveness target date’’;

•	we fail to name a holder that has supplied all of the required information in a timely manner as a selling securityholder in the prospectus through a prospectus supplement or file a post-effective amendment within the required time periods as described below;

•	any post-effective amendment required to be filed as described below, if not immediately effective upon filing, has not been declared effective prior to the 45th day following the date such post-effective amendment is required to be filed; or

•	at any time after the effectiveness of the shelf registration statement, the registration statement ceases to be effective or is not usable and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the preceding paragraph), or (2) a suspension period, when aggregated with other suspension periods during any 360-day period, continues, unterminated, for more than 90 days.

If a registration default occurs, predetermined additional amounts will accrue on the notes from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional amounts will be paid to those entitled to interest payments on such dates semiannually in arrears on each September 1 and March 1 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and including the 91st day following such registration default.

In no event will additional amounts exceed 0.50% of the principal amount of a note per year. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional amounts on such common stock. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, that holder will not be entitled to any compensation with respect to such common stock. For the avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, the additional amounts will be payable in connection with the registration default relating to the failure to register the notes.

We did not file the registration statement prior to or on December 27, 2007, the 120th day following the first date of original issuance of the notes, and we will be required to continue to pay additional amounts to those entitled to interest payments, as set forth above.

Form, Denomination, Exchange, Registration and Transfer

The notes are:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

We maintain an office or agent where a holder may present the notes for conversion, registration of transfer or exchange for other denominations.

Payment and Paying Agent

We maintain an office or agent where we pay the principal on the notes.

Payments on the notes represented by the global note referred to below are made to The Depository Trust Company, New York, New York, which is referred to in this prospectus as DTC, or its nominee, as the case may be, as the registered owner thereof, in immediately available funds. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments. Transfers between participants in DTC will be effected in accordance with DTC’s rules and will be settled in immediately available funds.

Book-Entry Delivery and Settlement

The notes were issued in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes are deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a ‘‘banking organization’’ within the meaning of the New York Banking Law, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the New York Uniform Commercial Code and a ‘‘clearing agency’’ registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, trust companies, clearing corporations and other organizations, including the initial purchasers.

•	DTC is owned by a number of its direct participants and by NYSE Euronext, the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its participants are on file with the SEC.

We are providing the following descriptions of the operations and procedures of DTC to the holders solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the initial purchasers or the trustee takes any responsibility for these operations or procedures, and each holder is urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical certificated security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner and holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if that person is not a direct or indirect participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Notes represented by a global note will be exchangeable for certificated notes in fully registered form with the same terms only if: (1) DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; (2) we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or (3) an event default under the indenture occurs and is continuing.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of our notes and common stock received upon conversion of notes. For purposes of this section under the heading ‘‘Federal Income Tax Considerations,’’ references to ‘‘Anthracite Capital, Inc.,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ mean only Anthracite Capital, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (‘‘IRS’’), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	banks or other financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	S corporations;

•	taxpayers subject to the alternative minimum tax;

•	United States holders (as defined below) whose ‘‘functional currency’’ is not the United States dollar;

•	persons who hold our notes or common stock on behalf of another person as nominees;

•	persons who receive notes or common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding notes or common stock as part of a ‘‘straddle,’’ ‘‘hedge,’’ ‘‘conversion transaction,’’ ‘‘synthetic security’’ or other integrated investment;

•	and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their notes or common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our notes or common stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding our notes or common stock will depend on such holder’s particular tax circumstances. For example, a shareholder that is a partnership or trust that has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity-level tax if we make distributions attributable to ‘‘excess inclusion income.’’ See ‘‘— Taxable Mortgage Pools and Excess Inclusion Income.’’ A similar tax may be payable by persons who hold our stock as nominees on behalf of such tax exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you, in light of your particular investment or tax circumstances, of acquiring, holding, exchanging, or otherwise disposing of our notes and common stock.

Taxation of Holders of Our Notes

Taxation of U.S. Holders

This subsection describes the tax consequences to a U.S. holder (as defined below) of holding a note.

A U.S. holder is any person that is not exempt from federal income taxation and is:

•	a citizen or resident of the United States,

•	a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our notes or common stock.

Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Sale, Redemption and Other Disposition of Notes (Other than a Conversion).    Upon the sale, redemption or other disposition of a note (other than a conversion which is described below), you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the sale, redemption or other disposition (excluding any portion attributable to accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be its cost. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates, under current law, where the holder has a holding period of greater than one year. The amount deductible in respect of a capital loss is subject to limitations under the Code.

Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes.    We intend to take the position that neither gain nor loss will be recognized by U.S. holders on the exchange of notes solely for shares of our common stock upon conversion (except to the extent of cash received, if any, in lieu of a fractional share, which will be treated as described below, and except to the extent of amounts received with respect to accrued interest, which will be taxable as such). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash received in respect of the fractional share and the portion of the U.S. holder’s adjusted tax basis in the note that is allocable to the fractional share. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which such holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

If a U.S. holder receives solely cash in exchange for notes upon conversion, gain or loss will be determined in the same manner as if such holders disposed of the notes in a taxable disposition (as described above under ‘‘— Sale, Redemption and Other Disposition of Notes (Other than a Conversion)’’).

If a U.S. holder receives a combination of common stock and cash (other than cash received in lieu of a fractional share) upon conversion of a note, the treatment of the U.S. holder will depend on whether the notes are treated as ‘‘securities’’ for U.S. federal income tax purposes. It is unclear whether the notes qualify as ‘‘securities,’’ and holders are encouraged to consult their tax advisors regarding that determination. If the notes are treated as ‘‘securities,’’ a U.S. holder generally will not recognize loss, but will recognize gain, if any, on a note so converted, in an amount equal to the lesser of the amount of (i) gain realized (i.e., the excess, if any, of the fair market value of the common stock received plus the cash received, over the adjusted basis in the note converted) or (ii) the cash received. Such gain generally will be long-term capital gain if the note has been held for more than one year at the time of the conversion. The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest). The U.S. holder’s holding period for the stock will include the period during which the holder held such note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt. If the notes are not treated as securities, the treatment of a conversion in which a U.S. holder receives a combination of common stock and cash is unclear. The transaction might be viewed as consisting of a nontaxable exchange of a portion of each note for common stock and a taxable exchange of the remaining portion of each note for cash, and the gain or loss with respect to such cash portion will be determined in the same manner as if U.S. holders disposed of the notes in a taxable disposition (as described above under ‘‘— Sale, Redemption and Other Disposition of Notes (Other than a Conversion)’’). Alternatively, the transaction might be viewed as a fully taxable exchange of the entire note for a combination of cash and common stock. U.S. holders should consult their tax advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash. To the extent that the receipt of common stock upon conversion of a note is treated as a taxable exchange, a U.S. holder’s tax basis in the common stock received generally will equal the fair market value of such common stock on the date of receipt, and a U.S. holder’s holding period for the common stock will not include the period during which the U.S. holder held the note so converted.

Market Discount.    If a U.S. holder purchases a note for an amount that is less than the note’s principal amount by more than a de minimis amount, the amount of such difference is treated as ‘‘market discount’’ for U.S. federal income tax purposes. Any gain recognized by the U.S. holder on the disposition of notes having market discount generally will be treated as ordinary income to the extent of the market discount that accrued on the note while held by such U.S. holder.

Alternatively, the U.S. holder may elect to include market discount in income currently over the life of the note. Such an election will apply to all market discount debt securities acquired by the U.S. holder on or after the first day of the first taxable year to which such election applies and is revocable only with the consent of the IRS. Market discount will accrue on a straight-line basis unless the U.S. holder elects to accrue the market discount on a constant-yield method. Such an election will apply to the note to which it is made and is irrevocable. A U.S. holder’s tax basis in a note will be increased by any amount of market discount that was previously included in income. Unless the U.S. holder elects to include market discount in income on a current basis, as described above, the U.S. holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or maintained to purchase or carry the debt security.

Upon a conversion of a note into our common stock, any accrued market discount on the note not previously included in income will be carried over to the common stock received upon conversion of the note, and any gain recognized upon the disposition of the common stock will be treated as ordinary income to the extent of this carried-over accrued market discount. If a U.S. holder receives a combination of cash and stock upon exercise of its conversion right, the U.S. holder may recognize all or a portion of the accrued market discount at that time, depending on the amount of cash received and the extent to which the conversion transaction is otherwise treated as a taxable transaction. See ‘‘— Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion of the Notes’’.

Bond Premium.    If a U.S. holder purchases a note at a price that exceeds its principal amount, the U.S. holder generally will be considered to have acquired the note with amortizable bond premium for U.S. federal income tax purposes, except to the extent that the excess is attributable to the note’s conversion feature. The amount attributable to the conversion feature of a note may be determined under any reasonable method, including by comparing the note’s purchase price to the market price of a similar note without a conversion feature.

A U.S. holder may elect to amortize bond premium, as an offset to interest income, using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies and to all debt instruments subsequently acquired by the U.S. holder. Such election may be revoked only with the consent of the IRS. A U.S. holder that elects to amortize such premium must reduce its tax basis in a note by the amount of the premium amortized during its holding period. For a U.S. holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. holder’s tax basis when the note matures or is disposed of by the U.S. holder. Therefore, a U.S. holder that does not elect to amortize premium and holds the note to maturity will generally be required to treat the premium as capital loss when the note matures.

Constructive Dividend.    Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions of common stock if the conversion price of such instruments is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments will generally not be deemed to result in a constructive distribution of common stock. Certain of the possible adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) do not qualify as being made pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions from us, even though you have not received any cash or property as a result of such adjustments. The tax consequences of receipt of a distribution from us are described below under ‘‘— Taxation of Holders of Common Stock — Taxation of Taxable Domestic Stockholders — Distributions.’’ In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

Backup Withholding and Information Reporting.    In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note and payments of the proceeds of the sale or other disposition of a note, to certain non-corporate U.S. holders. The payor (which may be us or an intermediate payor) will be required to impose backup withholding, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (‘‘TIN’’) to the payor or to establish an exemption from backup withholding; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) there has been a notified payee underreporting described in section 3406(c) of the Code; or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding under the Code. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holders from payment of interest or principal on the notes, sale, conversion or redemption of notes and certain adjustments to the conversion price.

A ‘‘non-U.S. holder’’ is a beneficial owner of a note or common stock received on the conversion of a note that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Payments of Interest.    Subject to the discussion of backup withholding below, interest paid to a non-U.S. holder will not be subject to United States federal income or withholding tax if the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, and the non-U.S. holder:

•	does not actually or constructively own a 10% or greater interest in our capital or profits;

•	is not a controlled foreign corporation with respect to which we are a ‘‘related person’’ within the meaning of Section 864(d)(4) of the Code;

•	is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of trade or business; and

•	provides the appropriate certification as to the holder’s foreign status.

This certification requirement can generally be met by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If the notes are held through a financial institution or other agent acting on behalf of the non-U.S. holder, such holder may be required to provide appropriate documentation to his or her agent. The agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special certification rules apply to foreign partnerships, estates and trusts, and in certain circumstances, certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent.

If the non-U.S. holder does not qualify for an exemption under these rules, interest income from the notes may be subject to withholding tax at the rate of 30% (or lower applicable treaty rate) at the time it is paid. The payment of interest effectively connected with a United States trade or business, however, would not be subject to the 30% withholding tax so long as the non-U.S. holder provides us or our paying agent an adequate certification (currently on IRS Form W-8ECI), but such interest would be subject to United States federal income tax on a net basis at the rates applicable to United States persons generally. In addition, if the holder is a foreign corporation and the payment of interest is effectively connected with the conduct of a United States trade or business, the non-U.S. holder may also be subject to a 30% (or lower applicable treaty rate) branch profits tax. To claim the benefit of a tax treaty, the non-U.S. holder must provide a properly executed IRS Form W-8BEN before the payment of interest, and the holder may be required to obtain a United States taxpayer identification number and provide documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Sale, Redemption or Other Disposition of Notes (Other than a Conversion).    Any gain realized upon the sale, redemption or other disposition of a notes (other than a conversion) generally will not be subject to United States federal income tax (except with respect to accrued and unpaid interest, which would be taxable as described under ‘‘Federal Income Tax Considerations — Taxation of Holders of our Notes — Taxation of Non-U.S. Holders — Payment of Interest or Principal on the Notes ‘‘) unless:

•	the gain is effectively connected with the conduct of a trade or business in the United States by you;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	the note constitutes a U.S. real property interest (a ‘‘USRPI’’) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (‘‘FIRPTA’’).

Our notes will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our notes will constitute a USRPI.

Even if the foregoing 50% test is not met, our notes nonetheless will not constitute a USRPI if we are a ‘‘domestically-controlled REIT.’’ A domestically-controlled REIT is a REIT, less than 50% of value of which is held, directly or indirectly, by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our notes should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but (i) our common stock and (ii) our notes are ‘‘regularly traded,’’ as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our notes nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of notes at all times during a specified testing period. In addition, if (i) our common stock is regularly traded on an established securities market, (ii) our notes are not regularly traded on an established securities market and (iii) on the date that a non-U.S. holder acquires our notes, and on any date on which such non-U.S. holder makes subsequent acquisitions of notes, the aggregated fair market value of such non-U.S. holder’s notes is not greater than 5% of the total value of our common stock, then such non-U.S. holder’s sale of our notes generally would not be subject to tax under FIRPTA as a sale of a USRPI. It is unclear whether our notes will be ‘‘regularly traded’’ on an established securities market.

If gain on the sale of our notes were subject to taxation under FIRPTA, you would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the notes could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Conversion.    You will not be subject to United States federal income tax upon a conversion of your notes to the extent you receive common stock upon the conversion. To the extent you receive cash upon the conversion of your notes, you will be subject to United States federal income tax to the extent described above with respect to sales and dispositions of the notes as a general matter.

Constructive Dividend.    The conversion price is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders. See ‘‘— Taxation of U.S. Holders — Constructive Dividend’’ above. In such case, the deemed distribution would be subject to the rules described under ‘‘Taxation of Stockholders — Taxation of Foreign Stockholders’’ below.

In the case of a deemed distribution, because such deemed distributions will not give rise to any cash from which any applicable U.S. federal withholding tax can be satisfied, the indenture provides that we may set off any withholding tax that we are required to collect with respect to any such distribution against cash payments of interest or from shares of common stock otherwise deliverable to a holder upon conversion of a note for common stock.

Backup Withholding and Information Reporting.    The amount of interest or dividends paid to a non-U.S. holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which a non-U.S. holder is resident.

Provided that a non-U.S. holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establishes an exemption, a non-U.S. holder generally will not be subject to backup withholding with respect to interest payments on a note, dividends paid on the common stock or the proceeds from disposition of a note or common stock, unless the payor knows or has reason to believe that the holder is a United States person. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of a note or common stock are as follows:

•	If the proceeds are paid to or through the United States office of a broker, a non-U.S. holder generally will be subject to backup withholding tax and information reporting unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and does not have certain specified United States connections (a ‘‘United States Related Person’’), a non-U.S. holder will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, a non-U.S. holder generally will be subject to information reporting (but generally not backup withholding tax) unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability, provided the required information is furnished to the IRS.

Taxation of Anthracite Capital, Inc.

We have elected to qualify for federal income tax purposes as a real estate investment trust, or ‘‘REIT,’’ commencing with our taxable year ended December 31, 1998. We believe that we have been organized, have operated, and expect to continue to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with the preparation of this prospectus. In connection with the registration of the notes hereunder we received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our initial taxable year that ended on December 31, 1998, we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and our actual method of operation through the date thereof has enabled, and our proposed method of operation will enable, Anthracite Capital, Inc. to meet the requirements for qualification and taxation as a REIT. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by the management of Anthracite Capital, Inc. and affiliated entities regarding our organization and the past, present and future conduct of our business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.

While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or us that we will so qualify for any particular year. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements to which REITs are subject. The material qualification requirements are summarized below under ‘‘— Requirements for Qualification — General.’’ While we intend to operate so that Anthracite Capital, Inc. qualifies as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See ‘‘— Failure to Qualify.’’

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay, and therefore will not be subject to federal corporate income tax on net income that we distribute to stockholders on a current basis. This treatment substantially eliminates the ‘‘double taxation’’ at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

Legislation that was enacted in 2003, and subsequently amended, reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the period through and including the 2010 tax year. With limited exceptions, however, dividends received from us and from other entities that are taxed as REITs are generally not eligible for the reduced rates, and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See ‘‘Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.’’

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as any capital gains that we recognize. See ‘‘Taxation of Stockholders.’’ In addition, dividends from us are not eligible for a dividends received deduction in the hands of our stockholders.

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the ‘‘alternative minimum tax’’ on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See ‘‘— Prohibited Transactions,’’ and ‘‘— Foreclosure Property,’’ below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as ‘‘foreclosure property,’’ we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive ‘‘excess inclusion income’’ from an interest in certain mortgage loan securitization structures (i.e., a ‘‘taxable mortgage pool’’ or a residual interest in a real estate mortgage investment conduit, or ‘‘REMIC’’), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as ‘‘disqualified organizations’’ that are not subject to unrelated business income tax. See ‘‘— Taxable Mortgage Pools and Excess Inclusion Income’’ below.

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%), if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed, plus (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in ‘‘— Requirements for Qualification — General.’’

•	A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (as described below) that do not reflect arm’s length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a tax-deferred transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer ‘‘individuals’’ (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 1998). Our charter provides restrictions regarding the ownership and transfers of its shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under ‘‘— Income Tests,’’ in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met. In addition, a REIT that makes use of these relief provisions must pay a penalty tax that is based upon the magnitude of the violation. Similar relief is available in the case of certain violations of the REIT asset requirements (see ‘‘— Asset Tests’’ below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax, or, in some cases, where the violation is de minimis. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests.    Where we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in ‘‘Tax Aspects of Investments in Affiliated Partnerships.’’

Disregarded Subsidiaries.    Where we own a corporate subsidiary that is a ‘‘qualified REIT subsidiary,’’ that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a ‘‘taxable REIT subsidiary’’ as described below, that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which Anthracite Capital, Inc. holds an equity interest, are sometimes referred to herein as ‘‘pass-through subsidiaries.’’

In the event that a disregarded subsidiary of ours ceases to be wholly-owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See ‘‘— Asset Tests’’ and ‘‘— Income Tests.’’

Taxable Subsidiaries.    In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary (‘‘TRS’’). We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation, and we are generally not treated as receiving any income that such a subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we generally treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets, and generally do not include income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or foreign currency gains.

We own stock of certain TRSs that are organized outside of the United States. Special rules apply in the case of income earned by a taxable subsidiary corporation that is organized outside of the United States. Depending upon the nature of the subsidiary’s income, the parent REIT may be required to include in its taxable income an amount equal to its share of the subsidiary’s income, without regard to whether, or when, such income is distributed by the subsidiary. See ‘‘— Income Tests’’ below. A TRS that is organized outside of the United States may, depending upon the nature of its operations, be subject to little or no federal income tax. We currently expect that our offshore TRSs will operate in a manner so that they will generally not be subject to United States federal income tax on their net income at the entity level.

Income Tests

In order to qualify as a REIT, we must satisfy two annual gross income requirements. First, at least 75% of our gross income for each taxable year, excluding any gross income from sales of inventory or dealer property in ‘‘prohibited transactions,’’ generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities and other financing structures), ‘‘rents from real property,’’ dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from any prohibited transactions and from certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a ‘‘shared appreciation provision’’), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not held as inventory or dealer property. To the extent that we derive interest income from a mortgage loan, or income from the rental of real property, where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

We and our subsidiaries have invested in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure, and we believe that we have in the past structured, any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We and our subsidiaries also have invested in real estate mortgage investment conduits, or REMICs, and we may invest in other types of commercial mortgage backed securities, or CMBS. See below under ‘‘— Asset Tests’’ for a discussion of the effect of such investments on our qualification as a REIT.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are generally created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests generally qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See ‘‘— Taxation of REITs in General,’’ ‘‘— Requirements for Qualification — General,’’ ‘‘— Asset Tests’’ and ‘‘— Failure to Qualify.’’

Rents will qualify as ‘‘rents from real property’’ in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as ‘‘rents from real property’’ unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based, in whole or in part, on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as ‘‘rents from real property,’’ we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an ‘‘independent contractor’’ from which we derive no revenue. We are permitted, however, to perform services that are ‘‘usually or customarily rendered’’ in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount that is at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We are subject to special rules applicable to certain types of income earned by taxable subsidiary corporations that are organized outside of the United States. These rules require that we include our share of such income in the parent REIT’s taxable income as it is earned by the subsidiary, without regard to whether, or when, the income is distributed by the subsidiary as a dividend. We believe, based upon the advice of counsel, that income inclusions with respect to any offshore TRSs should be qualifying income for purposes of the 95% gross income test (but not for the 75% gross income test), and we treat such income inclusions in that manner. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, however, no assurance can be given that the IRS will not assert a contrary position.

Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test (i.e., excluded from both the numerator and the denominator), provided that specified requirements are met, including the requirement that the instrument hedges risks associated with our indebtedness that is incurred to acquire or carry ‘‘real estate assets’’ (as described below under ‘‘— Asset Tests’’), and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will generally not be qualifying income for either the 95% or 75% income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect, (2) we attach to our tax return a schedule of the sources of our income, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. Those relief provisions generally will be available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our gross income in accordance with Treasury regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under ‘‘— Taxation of REITs in General,’’ even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of ‘‘real estate assets,’’ cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a ‘‘security’’ for purposes of the 10% value test, as explained below).

The Code contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute ‘‘straight debt,’’ which includes, among other things, securities having certain specified contingency features. A security does not qualify as ‘‘straight debt’’ where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent, in whole or in part, on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under ‘‘— Income Tests.’’ In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

Any interests that we hold in a REMIC will generally qualify as real estate assets, and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest qualifies for purposes of the REIT asset and income tests. If we hold a ‘‘residual interest’’ in a REMIC from which we derive ‘‘excess inclusion income,’’ we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any losses or deductions otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See ‘‘Taxable Mortgage Pools and Excess Inclusion Income.’’

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See ‘‘— Income Tests.’’ We may, however, hold some mezzanine loans that do not qualify for that safe harbor and that do not qualify as ‘‘straight debt’’ securities or for one of the other exclusions from the definition of ‘‘securities’’ for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.

Independent appraisals generally are not obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our ‘‘REIT taxable income,’’ computed without regard to our net capital gains and the deduction for dividends paid, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction for us, the distributions must not be ‘‘preferential dividends.’’ A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our ‘‘REIT taxable income,’’ as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion of our income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character of any distributions that are actually made as ordinary dividends or capital gains. See ‘‘— Taxation of Stockholders — Taxation of Taxable Domestic Stockholders — Distributions.’’

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	‘‘residual interests’’ in REMICs or taxable mortgage pools,

•	loans or mortgage backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash,

•	loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

In some circumstance we might be able to rectify a failure to meet the distribution requirements for a year by paying ‘‘deficiency dividends’’ to stockholders in a later year which is included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We could, however, be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure. Relief provisions are also potentially available for failures of the gross income tests and asset tests, as described above in ‘‘— Income Tests’’ and — Asset Tests.’’

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates would generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited Transactions

Net income, if any, that we derive from a prohibited transaction is subject to a 100% tax. The term ‘‘prohibited transaction’’ generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own will be treated as held for sale, or as having been sold, to customers in the ordinary course of our business. Whether property is held ‘‘primarily for sale to customers in the ordinary course of a trade or business’’ depends, however, on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers in the ordinary course of business, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will generally be subject to tax in the hands of that corporation at regular corporate rates.

Foreclosure Property

Foreclosure property is real property, and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease was at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that would not otherwise qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Foreign Investments

We and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains that we recognize directly or through pass-through subsidiaries, or that these technical requirements will not adversely affect our ability to satisfy the REIT qualification requirements.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or one of our pass-through subsidiaries enters into a hedging transaction to reduce risks associated with indebtedness incurred to acquire or carry real estate assets, and the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would not be treated as gross income for purposes of the REIT 95% gross income test (i.e., would be excluded from the calculation altogether), but would nonetheless be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations, the resultant income will be treated as income that does not qualify for purposes of both the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (‘‘TMP’’) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) ‘‘bear a relationship’’ to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise ‘‘substantially all’’ of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as ‘‘excess inclusion income.’’ Under recently issued IRS guidance, including IRS Notice 2006-97, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of ‘‘excess inclusion income’’ allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any losses or deductions otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See ‘‘— Taxation of Stockholders.’’ Under the recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See ‘‘— Annual Distribution Requirements.’’ The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Affiliated Partnerships

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are ‘‘pass-through’’ entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, and in computing our taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by subsidiary partnerships. Our proportionate share of a partnership’s assets and income is generally based on our capital interest in the partnership. See ‘‘Taxation of Anthracite Capital, Inc. — Effect of Subsidiary Entities — Ownership of Partnership Interests.’’

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See ‘‘Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.’’ If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in ‘‘Taxation of Anthracite Capital, Inc. — Asset Tests’’ and ‘‘— Income Tests,’’ and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See ‘‘Taxation of Anthracite Capital, Inc. — Asset Tests,’’ ‘‘— Income Tests’’ and ‘‘— Failure to Qualify,’’ above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements, without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a ‘‘book-tax difference’’). Such allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners in any subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to taxable U.S. holders of our common stock received upon conversion of our notes.

Distributions.    As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) which are applicable to qualified dividends from taxable C corporations received by domestic stockholders that are individuals, trusts and estates. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income from subsequent sales of ‘‘built-in gain’’ property that had previously been acquired by the REIT from C corporations in tax-deferred carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, if any. In that case, we might elect to apply certain provisions of the Internal Revenue Code that treat our stockholders as having received, solely for tax purposes, our undistributed capital gains. The stockholders would be taxable on this income, but would also receive a corresponding credit for the taxes that we paid on such undistributed capital gains. The stockholders would also be deemed to recontribute the after-tax amount of the income back to us, and would correspondingly increase the tax basis of their shares. See ‘‘Taxation of Anthracite Capital, Inc. — Annual Distribution Requirements.’’ Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are, to the extent of previously claimed depreciation deductions, subject to a 25% maximum federal income tax rate in lieu of the 15% capital gains rate that applies to certain taxpayers.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital, and will not be taxable to a stockholder, to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See ‘‘Taxation of Anthracite Capital, Inc. — Annual Distribution Requirements.’’ Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits, as described above.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any losses or other deductions of the stockholder that would otherwise be available. See ‘‘Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of Our Common Stock.    In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our common stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the common stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the common stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may apply up to $3,000 per year, of the excess, if any, of capital losses over capital gains, to offset ordinary income). In addition, any loss upon a sale or exchange of shares of our common stock by a stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving ‘‘reportable transactions’’ could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards ‘‘tax shelters,’’ are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains, and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See ‘‘Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by recent IRS guidance, we intend to disclose to stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions.    Unless our common stock constitutes a USRPI, distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (‘‘USRPI capital gains’’), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under ‘‘— Taxation of Foreign Stockholders — Ordinary Dividends,’’ for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see ‘‘— Taxation of Foreign Stockholders — Ordinary Dividends’’), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe that our common stock is, and is likely to continue to be, ‘‘regularly traded’’ on an established securities exchange.

Dispositions of Our Stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.

Even if the foregoing 50% test is not met, our common stock nonetheless will not constitute a USRPI if we are a ‘‘domestically-controlled REIT.’’ A domestically-controlled REIT is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled REIT.

In the event that we are not a domestically-controlled REIT, but our common stock is ‘‘regularly traded,’’ as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock at all times during a specified testing period. As noted above, we believe that our common stock is, and is likely to continue to be, ‘‘regularly traded’’ on an established securities exchange.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a ‘‘tax home’’ in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Estate Tax.    If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (‘‘UBTI’’). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as ‘‘debt financed property’’ within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours) is a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we will be subject to corporate level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See ‘‘Taxation of Anthracite Capital, Inc. — Taxable Mortgage Pools and Excess Inclusion Income.’’ As required by recent IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a ‘‘pension-held REIT.’’ We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and should generally prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning Anthracite Capital, Inc. stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries, note holders and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment, and that of our note holders and stockholders, may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our notes and common stock.

SELLING SECURITYHOLDERS

We originally issued $80,000,000 aggregate principal amount of the notes in private placements to Banc of America Securities LLC and Deutsche Bank Securities Inc. (the ‘‘initial purchasers’’) on August 29, 2007 and September 10, 2007.  The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be ‘‘qualified institutional buyers,’’ as defined by Rule 144A under the Securities Act.

The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and any and all of the shares of common stock issuable upon conversion of such notes. When we refer to the ‘‘selling securityholders’’ in this prospectus, we mean those persons listed in the table below, as well as the pledges, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth, the name of each selling securityholder, the principal amount at maturity of the notes beneficially owned by such selling securityholder that may be offered pursuant to this prospectus, the number of shares of our common stock beneficially owned by such stockholders and the number of shares of common stock into which notes beneficially owned by such stockholders are initially convertible that may be offered pursuant to this prospectus. In the below table, the number of shares of our common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 92.7085 shares of common stock per $1,000 principal amount of notes. The number of shares of common stock into which the notes are convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes and beneficially owned and offered by selling securityholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling securityholders prior to the date hereof. Information concerning the selling securityholders may change from time to time. The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or any shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales. In addition, since the date on which a selling securityholder provided this information to us, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its notes or common shares issuable upon conversion of its notes.

Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

Name	Principal amount of notes beneficially owned and offered hereby	Number of shares of common stock
		Beneficially owned(1)	Offered hereby(1)
Commonwealth of Pennsylvania State
Employees’ Retirement System(2)	900,000	83,438	83,438
Fidelity Real Estate High Income Fund(3)	1,500,000	139,063	139,063
Fidelity Real Estate Opportunities Income Fund(3)	2,200,000	203,959	203,959
Fidelity Real Estate Income Fund(3)	500,000	46,354	46,354
Linden Capital LP(4)	5,500,000	509,897	509,897
Oregon Public Employees Retirement System(2)	350,000	32,448	32,448
Polygon Global Opportunities Master Fund(5)	5,000,000	463,543	463,543
San Francisco City & County Employee Retirement System(2)	650,000	60,261	60,261
Total	10,500,000	973,440	973,440

(1)	Includes shares of common stock issuable upon conversion of the notes, assuming conversion of all the selling securityholder’s notes at the initial conversion rate of 92.7085 shares of common stock per $1,000 principal amount at maturity of the notes, subject to adjustment, however, as described under ‘‘Description of Notes—Conversion Rights—Conversion Rate Adjustments.’’ As a result, the number of shares of common stock issuable upon conversion of the notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.
(2)	Securities indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company (‘‘FMTC’’) serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act.
(3)	The entity is a registered investment fund (the ‘‘Fund’’) advised by Fidelity Management & Research Company (‘‘FMR Co.’’), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.
(4)	The selling securityholder has indicated that Siu Min Wong exercises sole voting and depositive power with respect to the notes and common stock issuable upon conversion of the notes.
(5)	Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the ‘‘Investment Managers’’), Polygon Investments Ltd. (the ‘‘Manager’’), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund (the ‘‘Master Fund’’). The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by the Master Fund.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. We will bear the fees and expenses incurred by us in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. The selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be affected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short-sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be ‘‘underwriters,’’ within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us and each other against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances for a period not to exceed 90 days in any 360-day period. If the duration of such suspension exceeds such applicable periods, we have agreed to pay predetermined special interest to holders of notes as described under ‘‘Description of Notes — Registration Rights.’’

LEGAL MATTERS

Certain legal matters relating to Maryland law relating to the notes and shares of our common stock issuable upon conversion of the notes are being passed upon for us by Miles & Stockbridge P.C., Baltimore, Maryland. Certain legal matters described under ‘‘Federal Income Tax Considerations’’ in this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements, the related financial statement schedules, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K as of December 31, 2007 and 2006 and for each the three years in the period ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.